Exhibit 4.1

RENEWABLE ENERGY GROUP, INC.

AND EACH OF THE GUARANTORS PARTY HERETO

5.875% SENIOR SECURED GREEN NOTES DUE 2028

INDENTURE

Dated as of May 20, 2021

UMB BANK, N.A.,

as Trustee

		Page
Section 13.16	Evidence of Action by Holders	116
Section 13.17	Force Majeure	116
Section 13.18	U.S.A. PATRIOT Act	117

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

INDENTURE dated as of May 20, 2021 among RENEWABLE ENERGY GROUP, INC., a Delaware corporation (the “Company”), the Guarantors (as defined) and UMB BANK, N.A., as trustee (the “Trustee”).

The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the 5.875% Senior Secured Green Notes due 2028 (the “Notes”):

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01    Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“ABL Collateral Agent” means, with respect to any ABL Credit Agreement, the administrative agent and/or collateral agent under such ABL Credit Agreement.

“ABL Collateral Documents” means the “Collateral Documents” or “Security Documents” (as defined in the respective ABL Credit Agreements) and any other agreement, document or instrument pursuant to which a Lien is granted securing any ABL Secured Obligations or under which rights or remedies with respect to such Liens are governed (other than the ABL Intercreditor Agreement).

“ABL Credit Agreement” means collectively, (a) the Initial ABL Credit Agreement and (b) each Additional ABL Credit Agreement. Any reference to the ABL Credit Agreement in this Indenture shall be deemed a reference to each ABL Credit Agreement then in existence.

“ABL Facility” means the Credit Facility entered into in connection with the ABL Credit Agreement.

“ABL Intercreditor Agreement” means collectively, the Intercreditor Agreement, dated as of the Issue Date, entered into by Wells Fargo Capital Finance, LLC, as ABL Collateral Agent, the Collateral Trustee, as First Lien Notes Collateral Agent, and each other Additional Notes Agent from time to time party thereto.

“ABL Loan Documents” means collectively, the ABL Credit Agreement, the ABL Intercreditor Agreement, the “Loan Documents” (as defined in the ABL Credit Agreement) and the other documents governing other ABL Secured Obligations and the ABL Collateral Documents, in each case as amended, restated, supplemented, waived, renewed or otherwise modified or replaced from time to time.

“ABL Priority Collateral” means all Common Collateral (including, for the avoidance of doubt, any such assets that, but for the application of Section 552 of the Bankruptcy Code, would constitute ABL Priority Collateral) consisting of the following:

(1)    Accounts (as defined in the Security Agreement) (other than to the extent constituting identifiable proceeds of Cash Flow Priority Collateral) and Chattel Paper (as defined in the Security Agreement), including all Accounts created in the ordinary course of its business owing by the Department of Treasury in respect of the “biodiesel mixture credit” (provided in section 6426 of the Code, which allows a credit against gasoline excise taxes imposed by section 4081 of the Code together with any successor provisions thereto that provide for similar credit or any substitute credit that provides substantially equivalent economic benefit to a borrower);

(2)    all cash (other than identifiable cash proceeds of Cash Flow Priority Collateral), and all Deposit Accounts (as defined in the Security Agreement) (and all balances, cash, checks and other negotiable instruments, funds and other evidences of payment held therein) and Securities Accounts (as defined in the Security Agreement) (and all balances, cash, checks, securities, securities entitlements, financial assets and instruments (whether negotiable or otherwise), funds and other evidences of payment held therein), other than a Deposit Account or Securities Account containing exclusively identifiable proceeds of Cash Flow Priority Collateral;

(3)    all Inventory (as defined in the Security Agreement);

(4)    all intercompany claims owing to the Company or any Guarantor by their respective Affiliates, to the extent arising from the disposition of any other ABL Priority Collateral or from loan or other advances made under the ABL Loan Documents;

(5)    to the extent evidencing, governing, securing or otherwise related to any of the foregoing, all Documents, General Intangibles, Instruments, Investment Property (other than equity interests in Subsidiaries), Commercial Tort Claims, Letters of Credit, Letter of Credit Rights and Supporting Obligations (each as defined in the Security Agreement); provided, however, that to the extent any of the foregoing also evidence, govern, secure or otherwise relate to any Cash Flow Priority Collateral only that portion that evidences, governs, secures or relates to ABL Priority Collateral shall constitute ABL Priority Collateral; provided further that the foregoing shall not include any Intellectual Property;

(6)    all books, records and documents related to the foregoing (including databases, customer lists and other records, whether tangible or electronic, which contain any information relating to any of the foregoing); and

(7)    all Proceeds (as defined in the Security Agreement) and products of any or all of the foregoing in whatever form received, including proceeds of business interruption and other insurance and claims against third parties.

“ABL Secured Obligations” means “ABL Obligations” (as defined in the ABL Intercreditor Agreement).

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or into or becoming a Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional ABL Credit Agreement” means any credit agreement, debt facility, indenture and/or commercial paper facility, in each case, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell such receivables to) such lenders against such receivables), letters of credit, bankers’ acceptances, or other borrowings or debt financings, that either (x) is secured by a Lien on the Common Collateral on an equal priority basis with the Initial ABL Credit Agreement (if outstanding) and each other outstanding ABL Credit Agreement or (y) if there are no other outstanding ABL Credit Agreements, is secured by a Lien on the Common Collateral and has been designated as an ABL Credit Agreement in accordance with the ABL Intercreditor Agreement; provided, however, that (i) the Indebtedness under such Additional ABL Credit Agreement is permitted to be incurred, secured and guaranteed on such basis by each ABL Loan Document and each Cash Flow Document, (ii) the ABL Collateral Agent under such Additional ABL Credit Agreement shall have become party to the Additional ABL Credit Agreement pursuant to, and by satisfying the conditions set forth in the ABL Intercreditor Agreement and (iii) each of the other applicable requirements of the ABL Intercreditor Agreement shall have been complied with. The requirements of clause (i) of the immediately preceding sentence shall be tested only as of (x) the date of execution of a joinder agreement in the applicable form provided under the ABL Intercreditor Agreement by the applicable Additional ABL Credit Agreement if pursuant to a commitment entered into at the time of such joinder agreement and (y) with respect to any later commitment or amendment to those terms to permit such Indebtedness, as of the date of such commitment and/or amendment.

“Additional Cash Flow Obligations” means, collectively, “Additional Parity Lien Debt” (as defined in the Collateral Trust Agreement) and all other Parity Lien Obligations (as defined in the Collateral Trust Agreement) in respect thereof.

“Additional Cash Flow Secured Parties” means holders of Additional Cash Flow Obligations and the Parity Lien Representative of such holders.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes. The Initial Notes and any Additional Notes subsequently issued under this Indenture will be treated as a single class for all purposes under this Indenture, including, without limitation, for waivers, amendments, redemptions and offers to purchase, and shall vote and consent together as one class on all matters with respect to the Notes. Additional Notes may or may not be fungible with the Initial Notes or any other Additional Notes for U.S. federal income tax purposes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar, co-registrar, Collateral Trustee, Paying Agent, additional paying agent or collateral agent.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1)    the sale, lease, conveyance or other disposition of any properties or assets by the Company or any of the Company’s Restricted Subsidiaries; provided, however, that the sale, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Section 4.14 and/or Section 5.01 hereof and not by Section 4.10 hereof; and

(2)    the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (in each case other than directors’ qualifying shares, and other than preferred stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 4.09 hereof).

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1)    any single transaction or series of related transactions that involves properties or assets having a fair market value of less than $10.0 million;

(2)    a transfer of properties or assets between or among any of the Company and its Restricted Subsidiaries and any Guarantor;

(3)    an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4)    the sale, lease, assignment, license, sublease, abandonment or other disposition of equipment, inventory, products, services, accounts receivable, benzene credits, sulfur credits, renewable fuel credits (including, without limitation, renewable identification numbers, blender tax credits and European and Canadian fuel credits), low carbon fuel credits (including, without limitation, Low Carbon Fuel Standard (“LCFS”) credits, Clean Fuels Program (“CFP”) credits and other carbon credits) or other properties or assets in the ordinary course of business;

(5)    the sale or other disposition of cash or Cash Equivalents or Investment Grade Securities in the ordinary course of business;

(6)    a Restricted Payment that is permitted by Section 4.07 hereof or a Permitted Investment;

(7)    the creation or perfection of a Lien that is not prohibited by Section 4.12 hereof;

(8)    dispositions in connection with Permitted Liens;

(9)    surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(10)    the grant in the ordinary course of business of any non-exclusive license of Patents, Trademarks, copyrights, or registrations therefor and other similar Intellectual Property;

(11)    any sale, exchange or other disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable or unnecessary for use in connection with the business of the Company or its Restricted Subsidiaries and any sale or disposition of property in connection with turnarounds, maintenance and equipment and facility updates;

(12)    any issuance, sale, or transfer of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(13)    foreclosures, condemnations or any similar action on assets;

(14)    the lease or sub-lease of any real or personal property in the ordinary course of business and the exercise of termination rights with respect thereto;

(15)    (a) any sale of Specified Products by the Company or its Restricted Subsidiaries, in each case in the ordinary course of business and (b) any trade or exchange by the Company or any Restricted Subsidiary of any Specified Products for similar products owned or held by another Person; provided that the fair market value of the properties traded or exchanged by the Company or any Restricted Subsidiary is reasonably equivalent to the fair market value of the properties to be received by the Company or Restricted Subsidiary (as determined in good faith by the Board of Directors or an Officer of the Company or, in the case of a trade or exchange by a Restricted Subsidiary, that Restricted Subsidiary);

(16)    the unwinding, settlement, sale or other dispositions in the ordinary course of business of Hedging Contracts and other financial instruments;

(17)    sales, transfers and other dispositions of Investments in Joint Ventures, partnerships and limited liability companies to the extent required by, or made pursuant to, buy/sell arrangements between equity owners thereof set forth in Joint Venture agreements, partnership agreements, limited liability company agreements and similar binding arrangements;

(18)    any trade or exchange by the Company or any Restricted Subsidiary of the Company of properties or assets of any type for properties or assets of any type owned or held by another Person, including any disposition (which may include issuances) of some but not all of the Equity Interests of a Restricted Subsidiary of the Company in exchange for assets or properties and either (i) after which the Person whose Equity Interests have been so disposed of continues to be a Restricted Subsidiary of the Company or (ii) if the Person whose Equity Interests have been so disposed does not continue to be a Restricted Subsidiary of the Company, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in such Person will be deemed to be either an Investment made as of the time of such disposition that will reduce the amount available for Restricted Payments or a Permitted Investment under one or more clauses of the definition of Permitted Investments, as determined by the Company; provided that the fair market value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary of the Company (together with any cash or Cash Equivalents and liabilities assumed by such other Person) is reasonably equivalent to the fair market value of the properties or assets (together with any cash or Cash Equivalents) to be received by the Company or such Restricted Subsidiary (together with any liabilities to be assumed by the Company or any Restricted Subsidiary); and provided further that any cash received must be applied in accordance with Section 4.10 hereof;

(19)    to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Permitted Business;

(20)    the lapse or abandonment of Intellectual Property rights, which in the good faith determination of the Company are not material to the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole;

(21)    sales (including Sale and Leaseback Transactions) of property owned by the Company or any of its Restricted Subsidiaries in the ordinary course of business; and

(22)    dispositions or write-offs of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Sale and would also be a permitted Restricted Payment or Permitted Investment, the Company in its sole discretion, will be entitled to divide and classify (and reclassify from time to time) such transaction (or a portion thereof) as an Asset Sale and/or one or more of the types of permitted Restricted Payments or Permitted Investments.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning. For purposes of this definition, a Person shall be deemed not to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement, amalgamation agreement, arrangement agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby.

“Board of Directors” means:

(1)    with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)    with respect to a partnership, the board of directors or board of managers of the general partner of the partnership or, if such general partner is itself a limited partnership, then the board of directors or board of managers of its general partner;

(3)    with respect to a limited liability company, the board of managers or directors, the managing member or the members or any controlling committee of managing members thereof (if member-managed); and

(4)    with respect to any other Person, the board or other governing body of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

“Borrowing Base” means, on any date of determination, with respect to borrowings and other extensions of credit (including letters of credit) under the ABL Credit Agreement the sum of (a) 70% of the accounts receivable (net of allowance for doubtful accounts), (b) 60% of inventory consisting of finished goods and (c) 50% of inventory consisting of raw materials and work in process, in each case, of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP as of such date and after giving pro forma effect to any acquisitions or dispositions of assets or properties outside the ordinary course of business that are to be made by the Company or any of its Restricted Subsidiaries on such date; provided that any such adjustments shall be calculated in the manner provided in the definition of Fixed Charge Coverage Ratio.

“Business Day” means, with respect to the Notes, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty. Notwithstanding the foregoing, any lease (whether entered into before or after the date hereof) that would have been classified as an operating lease pursuant to (i) GAAP as in effect or (ii) any accounting standards currently implemented by the Company, in each case on December 31, 2018 will be deemed not to represent a Capital Lease Obligation. Notwithstanding the foregoing, it is understood that all leases of any Person that are or would be characterized as operating leases in accordance with GAAP prior to the adoption of Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (“ASU 2016 02”) (whether or not such operating leases were in effect on such date) shall be accounted for as operating leases (and not as capital leases) for purposes of this Indenture notwithstanding the fact that such obligations are required in accordance with ASU 2016 02 (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations, Capital Lease Obligations or Indebtedness in the financial statements to be delivered pursuant to Section 4.03.

“Capital Stock” means:

(1)    in the case of a corporation, corporate stock;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)    in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)    marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof;

(2)    marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3)    commercial paper maturing no more than 1 year from the date of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s;

(4)    certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch or agency of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000;

(5)    deposit accounts maintained with (a) any bank that satisfies the criteria described in clause (4) above, or (b) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation;

(6)    repurchase obligations of any commercial bank satisfying the requirements of clause (4) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than 7 days, with respect to securities satisfying the criteria in clause (1) or (4) above;

(7)    debt securities with maturities of 6 months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (4) above;

(8)    Investments in money market funds substantially all of whose assets are invested in the types of assets described in clause (1) through (7) above;

(9)    instruments equivalent to those referred to in clauses (1) through (8) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by the Company or any of its Restricted Subsidiaries; and

(10)    other long-term marketable securities reasonably acceptable to the Trustee the acquisition of which is consistent with the Company’s investment policy as in effect as of the date hereof.

“Cash Flow Documents” means, collectively, the Notes Documents and each of the other agreements, documents and instruments providing for or evidencing any other Cash Flow Obligations, and any other document or instrument executed or delivered at any time in connection with any Cash Flow Obligations, to the extent such are effective at the relevant time, in each case, as each may be amended, restated, supplemented, modified, renewed, extended or refinanced in whole or in part from time to time, and any other credit agreement, indenture or other agreement document or instrument evidencing governing, relating to or securing any Cash Flow Obligations.

“Cash Flow Obligations” means the Notes Obligations and any Additional Cash Flow Obligations.

“Cash Flow Priority Collateral” means all Common Collateral, other than ABL Priority Collateral, including the following: (i) Equipment and Fixtures (as defined in the Security Agreement); (ii) real estate assets; (iii) Intellectual Property; (iv) Equity Interests in all direct and indirect Subsidiaries of the Company; (v) all other assets of any Guarantor, whether real, personal or mixed not constituting ABL Priority Collateral; (vi) to the extent evidencing, governing, securing or otherwise related to any of the foregoing, all documents, general intangibles, instruments, investment property, commercial tort claims, letters of credit, letter of credit rights and supporting obligations; provided, however, that to the extent any of the foregoing also evidence, govern, secure or otherwise relate to any ABL Priority Collateral only that portion that evidences, governs, secures or relates to Cash Flow Priority Collateral shall constitute Cash Flow Priority Collateral; (vii) all books, records and documents related to the foregoing (including databases, customer lists and other records, whether tangible or electronic, which contain any information relating to any of the foregoing); (viii) all intercompany claims owing to the Company or any Guarantor by their respective Affiliates, to the extent arising from the disposition of any other Cash Flow Priority Collateral or from loan or other advances made under the Cash Flow Documents; and (ix) all Proceeds and products of any or all of the foregoing in whatever form received, including proceeds of business interruption and other insurance and claims against third parties. For clarification, any inventory that is or becomes branded, or produced through the use or other application of, any intellectual property, shall constitute ABL Priority Collateral, and no proceeds arising from any disposition of any such ABL Priority Collateral shall be, or be deemed to be, attributable to Cash Flow Priority Collateral; provided that for the avoidance of doubt, any such intellectual property shall be Cash Flow Priority Collateral.

“Cash Flow Secured Parties” means the Notes Secured Parties and any Additional Cash Flow Secured Parties.

“Cash Management Obligations” means obligations owed by the Company or any Guarantor to any lender or Affiliate of a lender under the ABL Credit Agreement in respect of any overdraft and related liabilities arising from credit card, treasury, depository and cash management services or any automated clearing house transfers of funds or any other banking products or services.

“cash management services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Change of Control” means the occurrence of any of the following:

(1)    the sale, lease or transfer in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or

(2)    the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Equity Interests of the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase, of Beneficial Ownership representing more than 50.0% of the total voting power of all the outstanding Voting Stock of the Company.

“Clearstream” means Clearstream Banking S.A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all “Collateral” or “Mortgaged Property” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Collateral Trustee, other than Excluded Assets (as defined in the Security Agreement).

“Collateral Account” means, collectively, any deposit or other account under the sole control of the Collateral Trustee and in which the Collateral Trustee has perfected security interests, on behalf of the Cash Flow Secured Parties, that are free from all other Liens, and includes solely identifiable cash and Cash Equivalents received from Asset Sales of Notes Priority Collateral, an event of loss relating to Notes Priority Collateral, foreclosures on or sales of Notes Priority Collateral or any other awards or proceeds of Notes Priority Collateral pursuant to the Security Documents, including earnings, revenues, rents, issues, profits and income from the Notes Priority Collateral received pursuant to the Security Documents, and interest earned thereon.

“Collateral Trust Agreement” means the Collateral Trust Agreement dated as of the Issue Date, entered into by the Company, the Guarantors, and the Trustee, in its capacity as a “Parity Lien Representative” for itself and the Holders, the Collateral Trustee, and each other Parity Lien Representative from time to time party thereto.

“Collateral Trustee” means UMB Bank, N.A., in its capacity as Collateral Trustee under the Collateral Trust Agreement, together with its successors in such capacity.

“Commission” or “SEC” means the U.S. Securities and Exchange Commission.

“Common Collateral” means the Collateral that secures both the Cash Flow Obligations and ABL Secured Obligations.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)    an amount equal to any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)    provision for taxes based on income or profits, capital gains or capital of such Person and its Restricted Subsidiaries for such period, including without limitation state, franchise and similar taxes and any foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued during such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)    consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Contracts, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4)    depreciation and amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment charges or expenses (including impairment of intangibles or goodwill), non-cash equity based compensation expense and other non-cash expenses or charges (including asset write-offs or writedowns) (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization, impairment and other non-cash items were deducted in computing such Consolidated Net Income; plus

(5)    unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

(6)    all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; plus

(7)    the amount of any minority interest expense consisting of income of a Restricted Subsidiary attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary deducted in such period in calculating Consolidated Net Income; plus

(8)    an amount (to the extent not included in Consolidated Net Income) equal to the dividends or distributions paid during such period in cash or Cash Equivalents to such Person or any of its Restricted Subsidiaries by a Person that is not a Restricted Subsidiary of such Person; plus

(9)    any expenses, fees or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes, the Existing Convertible Notes Indenture and the Initial ABL Facility and (ii) any amendment or other modification of the Notes, the Existing Convertible Notes and the Initial ABL Facility and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(10)    the amount of any restructuring charge or reserve or non-recurring integration costs deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the date hereof and costs related to the closure and/or consolidation of facilities; plus

(11)    the amount of any integration costs, business optimization expenses and costs, one-time costs related to acquisitions, costs related to the closure or consolidation of facilities, employee termination costs and turnaround expense; plus

(12)    any other non-cash charges (including any write-offs or write-downs, any non-cash change in market value of inventory or inventory repurchase obligations or any non-cash deferral of gross profit on finished product sales) reducing Consolidated Net Income for such period; provided, that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Cash Flow to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(13)    the amount of expenses, charges or losses with respect to liability or casualty events to the extent deducted (and not added back) in such period in computing Consolidated Net Income and to the extent (a) covered by insurance and actually reimbursed (other than proceeds received from business interruption insurance to the extent already included in the Consolidated Net Income of such Person) or (b) so long as a determination has been made in good faith by the Company that a reasonable basis exists that such amount shall in fact be reimbursed by an insurer to the extent it is (i) not denied by the applicable carrier (without any right of appeal thereof) within 180 days (with a deduction in the applicable future period for any amount so added back to the extent denied within such 180 days) and (ii) in fact reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days); minus

(14)    non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)    the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or distributions paid in cash or Cash Equivalents (or converted into cash) to the specified Person or a Restricted Subsidiary of the Person;

(2)    inventory valuation adjustments of a Restricted Subsidiary which adjust for timing differences to reflect the economics of inventory financing agreements as described in the filings by the Company or a direct or indirect parent of the Company with the Commission will be included;

(3)    solely for the purpose of determining the amount available for Restricted Payments under clause (III)(a) of Section 4.07(a), the Net Income of any Restricted Subsidiary (other than a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members, unless such restrictions with respect to the declaration and payment of dividends or distributions have been properly waived; provided that Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments paid in cash (or to the extent converted into cash) or Cash Equivalents to the Company or a Restricted Subsidiary thereof in respect of such period to the extent not already included therein;

(4)    the cumulative effect of a change in accounting principles will be excluded;

(5)    any amortization of fees or expenses that have been capitalized shall be excluded;

(6)    non-cash charges relating to employee benefit or management compensation plans of the Company or any Restricted Subsidiary thereof or any non-cash compensation charge arising from any equity-based awards for the benefit of officers, directors, employees and consultants of the Company, its Restricted Subsidiaries, or any direct or indirect parent of the Company shall be excluded (other than in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period);

(7)    any non-recurring charges or expenses incurred in connection with the offer and sale of the Notes and the use of proceeds thereof shall be excluded;

(8)    (a) any non-cash restructuring charges shall be excluded and (b) up to an aggregate of $10.0 million of other restructuring charges over the life of the Notes shall be excluded;

(9)    any non-cash impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, shall be excluded;

(10)    any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any sale of assets outside the ordinary course of business of such Person or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness (including, without limitation, deferred financing costs written off and premiums or make-whole payments paid) or the early termination of Hedging Contracts or other derivative instruments of such Person or any of its Restricted Subsidiaries, shall, in each case, be excluded;

(11)    any after-tax effect of income (loss) from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall, in each case, be excluded;

(12)    any extraordinary, non-recurring or unusual gain or loss or expense, together with any related provision for taxes, shall be excluded;

(13)    the effects of adjustments in the property, plant and equipment, inventories, goodwill, intangible assets and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(14)    any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, disposition, recapitalization, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, Sale and Leaseback Transaction, turnaround, financing transaction or amendment or modification of any debt instrument (including, in each case, any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, shall be excluded;

(15)    unrealized gains and losses related to Hedging Contracts shall be excluded; and

(16)    any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to acquisitions to the extent incurred on or prior to the date hereof), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded.

“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, Trademarks, Patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet (in each case, giving pro forma effect to any acquisitions or dispositions of assets or properties outside the ordinary course of business that have been made by the Person or any of its Restricted Subsidiaries subsequent to the date of such balance sheet; provided that any such adjustments shall be calculated in the manner provided in the definition of Fixed Charge Coverage Ratio).

“Consolidated Non-ABL Secured Indebtedness” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding on such date that is secured by Liens, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of acquisition method accounting in connection with any acquisition or investment permitted hereunder), consisting only of Indebtedness for borrowed money, obligations in respect of Capital Lease Obligations and debt obligations evidenced by promissory notes or similar instruments, minus (b) the aggregate amount of cash and Cash Equivalents (excluding cash and Cash Equivalents which are listed as “restricted” on the consolidated balance sheet of the Company its Restricted Subsidiaries as of such date), up to a maximum aggregate amount of cash and Cash Equivalents equal to $100.0 million; provided, however, that Consolidated Non-ABL Secured Indebtedness shall not include Indebtedness in respect of any borrowed or undrawn amounts under an ABL Credit Agreement.

“Consolidated Secured Leverage Ratio” means, as of the date of determination, the ratio of (i) the Consolidated Non-ABL Secured Indebtedness of the Company and its Restricted Subsidiaries as of such date to (ii) the Consolidated Cash Flow of the Company and its Restricted Subsidiaries for the most recently ended four fiscal quarters immediately prior to such date for which financial statements are internally available, in each case, with such pro forma adjustments to such Consolidated Non-ABL Secured Indebtedness and Consolidated Cash Flow as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Indebtedness” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of acquisition method accounting in connection with any acquisition or investment permitted under this Indenture), consisting only of Indebtedness for borrowed money, obligations in respect of Capital Lease Obligations and debt obligations evidenced by promissory notes or similar instruments, minus (b) the aggregate amount of cash and Cash Equivalents (excluding cash and Cash Equivalents which are listed as “restricted” on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of such date), up to a maximum aggregate amount of cash and Cash Equivalents equal to $100.0 million.

“Consolidated Total Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) the Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries as of such date to (b) the Consolidated Cash Flow of the Company and its Restricted Subsidiaries for the most recently ended four fiscal quarters immediately prior to such date for which financial statements are internally available, in each case, with such pro forma adjustments to such Consolidated Total Indebtedness and Consolidated Cash Flow as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all original works of authorship fixed in a tangible form of expression, moral rights, copyrights, rights and interests in copyrights, works protectable by copyright, whether registered or not, copyright registrations, and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Corporate Trust Office of the Trustee” means the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Facilities” means one or more debt facilities (including, without limitation, any ABL Credit Agreement), credit agreements, commercial paper facilities, note purchase agreements, indentures, or other agreements, providing for revolving credit loans, term loans, capital market financings, receivables financing (including through the sale of receivables or interests in receivables to such lenders or other persons or to special purpose entities formed to borrow from such lenders or other persons against such receivables or sell such receivables or interests in receivables), letters of credit, notes or other borrowings or other extensions of credit, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time, including any replacement, refunding or refinancing facility or agreement that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds entities as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders, or otherwise.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary of the Company in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer and one other officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company or a direct or indirect parent of the Company to repurchase or redeem such Capital Stock upon the occurrence of a “change of control” (or similar term, in each case as defined by the terms of such Capital Stock) or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia, excluding any such Restricted Subsidiary (i) substantially all of the direct or indirect assets of which are Capital Stock of one or more “controlled foreign corporations” within the meaning of Section 957 of the Code or (ii) that is a Subsidiary of a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Capital Stock (other than Disqualified Stock) of the Company or any direct or indirect parent of the Company.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” means:

(1)    any Foreign Subsidiary that is treated as a “controlled foreign corporation” within the meaning of Section 957 of the Code, and any Subsidiary of such Foreign Subsidiary;

(2)    any Insurance Subsidiary;

(3)    any Restricted Subsidiary of the Company; provided that (a) the total assets of all Restricted Subsidiaries that are Excluded Subsidiaries solely as a result of this clause (3), as reflected on their respective most recent balance sheets prepared in accordance with GAAP, do not in the aggregate at any time exceed 1.0% of the total assets of the Company and all Subsidiaries on a consolidated basis at the same date and (b) the total revenues of all Restricted Subsidiaries that are Excluded Subsidiaries solely as a result of this clause (3) for the twelve-month period ending on the last day of the most recent fiscal quarter for which financial statements for the Company are available, as reflected on such income statements, do not in the aggregate exceed 2.0% of the total revenues of the Company and all Subsidiaries on a consolidated basis for the same period; and

(4)    any Subsidiary if substantially all of the direct or indirect assets of such Subsidiary are Capital Stock of one or more “controlled foreign corporations” within the meaning of Section 957 of the Code.

Notwithstanding the foregoing, any Subsidiary that guarantees any Indebtedness or other obligations of the Company under the ABL Facility is not an “Excluded Subsidiary.”

“Existing Convertible Notes” means the 4.00% Convertible Senior Notes due 2036 issued by the Company.

“Existing Convertible Notes Indenture” means that certain Indenture, dated as of June 2, 2016, between the Company and Wilmington Trust, National Association, as trustee, governing the Existing Convertible Notes, as the same may be further amended, restated, supplemented or otherwise modified as permitted thereunder.

“Existing Indebtedness” means all Indebtedness of the Company and its Restricted Subsidiaries (including the Existing Convertible Notes, but excluding Indebtedness under the Initial ABL Facility) in existence on the date hereof, until such amounts are repaid.

“fair market value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party. For purposes of determining compliance with the provisions of Article 4 hereunder, any determination that the fair market value of assets other than cash or Cash Equivalents is equal to or greater than $25.0 million will be made by the Company’s Board of Directors and evidenced by a resolution thereof.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than Indebtedness incurred under revolving credit facilities of Credit Facilities) or issues, repurchases or redeems preferred stock or Disqualified Stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock or Disqualified Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)    acquisitions, dispositions, mergers, consolidations, Investments, business restructurings, operational changes and any financing transactions relating to any of the foregoing (including repayment of Indebtedness) that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used in a Permitted Business), during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period, including any Consolidated Cash Flow and any pro forma expense and cost reductions or synergies that have occurred or are reasonably expected to occur within the next 12 months, in the reasonable judgment of the chief financial or accounting officer of the Company; provided that, in the case of such cost savings or operating improvements or synergies, such adjustments are set forth in an Officer’s Certificate signed by the Company’s chief financial or similar officer that states (i) the amount of such adjustments and (ii) that such adjustments are based on the reasonable good faith belief of the Officer executing such Officer’s Certificate at the time of such execution; provided further that if since the beginning of such period any Person that subsequently becomes a Restricted Subsidiary of the Company or was merged with or into the Company or any Restricted Subsidiary thereof since the beginning of such period shall have made any relevant transaction that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such relevant transaction had occurred at the beginning of the applicable four-quarter period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis;

(2)    the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, will be excluded;

(3)    the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)    any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)    notwithstanding anything to the contrary in this Indenture, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that does not require compliance with the Fixed Charge Coverage Ratio, Consolidated Secured Leverage Ratio or Consolidated Total Leverage Ratio (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with the Fixed Charge Coverage Ratio, Consolidated Secured Leverage Ratio or Consolidated Total Leverage Ratio (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (a) the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts, and (b) except as provided in clause (a), pro forma effect shall be given to all applicable and related transactions (including the use of proceeds of all applicable Indebtedness incurred and any repayments, repurchases and redemptions of Indebtedness) and all other adjustments as to which pro forma effect may be given under this Indenture.

(6)    any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(7)    if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Contracts applicable to such Indebtedness if such Hedging Contracts has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, (A) the sum, without duplication, of:

(1)    the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Contracts or other derivative instruments pursuant to GAAP), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Contracts, but in each case excluding (a) accretion or accrual of discounted liabilities not constituting Indebtedness, (b) any expense resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (c) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (d) any expensing of bridge, commitment or other financing fees; plus

(2)    the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)    any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4)    all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company; minus

(5)    consolidated interest income of such Person and its Restricted Subsidiaries for such period; minus

(B) to the extent included in clause (A) of this paragraph, write-offs of deferred financing charges or such Person and its Restricted Subsidiaries during such period and any charge related to, or, any premium, make-whole payment or penalty paid in connection with, paying any such Indebtedness of such Person and its Restricted Subsidiaries prior to its Stated Maturity;

in each case, (and except as otherwise provided in this paragraph) on a consolidated basis and determined in accordance with GAAP.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary that is not formed under the laws of the United States or any state of the United States or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.

“Global Note Legend” means the legend set forth in Section 2.06(g)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Government Securities” means securities that are:

(1)    direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)    obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations. The amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.

“Guarantee” means any guarantee of the Obligations of the Company under this Indenture relating to the Notes and of the Notes by any Guarantor in accordance the provisions of this Indenture.

“Guarantor” means any Restricted Subsidiary of the Company that guarantees the Notes; provided that upon the release or discharge of such Person from its Guarantee in accordance with Section 11.05, such Person shall cease to be a Guarantor.

“Hedging Contracts” means, with respect to any specified Person:

(1)    interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred;

(2)    foreign exchange contracts and currency protection agreements entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred;

(3)    any agreement that is a commodity index or a commodity swap, future or forward agreement or other similar agreement or arrangement designed to protect against fluctuations in the price of any Specified Products used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time;

(4)    any swap, cap, collar, floor, put, call, option, future, other derivative, spot purchase or sale, forward purchase or sale, supply or off-take, transportation agreement, storage agreement or other commercial or trading agreement in or involving any Specified Products, or any other energy, weather or emissions related commodity (including any crack spread), or any prices or price indexes relating to any of the foregoing commodities, or any economic index or measure of economic risk or value, or other benchmark against which payments or deliveries are to be made (including any combination of such transactions), in each case that is designed for the purpose of fixing, hedging, mitigating or swapping risk relating to such commodities either generally or under specific contingencies; and

(5)    other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates or any adverse change in the creditworthiness of any counterparty, in each case as are entered into only in the normal course of business and not for speculative purposes.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)    currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)    other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holder” means a Person in whose name a Note is registered.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)    in respect of borrowed money;

(2)    evidenced by bonds, notes, debentures or similar instruments;

(3)    in respect of all outstanding letters of credit issued for the account of such Person that support obligations that constitute Indebtedness (provided that the amount of such letters of credit included in Indebtedness shall not exceed the amount of the Indebtedness being supported) and, without duplication, the unreimbursed amount of all drafts drawn under letters of credit issued for the account of such Person;

(4)    in respect of bankers’ acceptances;

(5)    representing Capital Lease Obligations;

(6)    representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable or similar obligation to a trade creditor; or

(7)    representing any obligations under Hedging Contracts, other than obligations under Hedging Contracts that are incurred in the normal course of business and not for speculative purposes and do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices, crack spreads or foreign currency exchange rates or other hedged subject matter, or by reason of fees, indemnities and compensation payable thereunder, if and to the extent any of the preceding items (other than letters of credit and obligations under Hedging Contracts) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of other Persons secured by a Lien on any asset (other than Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or Joint Venture owned by the Company or any Restricted Subsidiary of the Company, in each case, securing Indebtedness of such Unrestricted Subsidiary or Joint Venture) of the specified Person (whether or not such Indebtedness is assumed by the specified Person) (provided that the amount of such Indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

The term “Indebtedness” shall not include any lease, concession or license of property (or guarantee thereof) which would be considered an operating lease under GAAP as in effect prior to the adoption of ASU 2016-02, any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business.

The amount of any Indebtedness outstanding as of any date will be:

(1)    the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)    in the case of obligations under any Hedging Contracts constituting Indebtedness hereunder, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such date; and

(3)    the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

Indebtedness shall not include:

(i)    any liability for foreign, federal, state, local or other taxes;

(ii)    any liability arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such liability is extinguished within five Business Days of its incurrence;

(iii)    any liability owed to any Person in connection with workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(iv)    any Indebtedness that is satisfied and discharged or defeased;

(v)     accrued expenses and trade accounts payable arising in the ordinary course of business;

(vi)    any obligation in respect of buy-sell or similar arrangements related to benzene credits, sulfur credits, renewable fuel credits (including, without limitation, renewable identification numbers, blender tax credits and European and Canadian fuel credits), or low carbon fuel credits (including, without limitation, LCFS credits, CFP credits and other carbon credits); and

(vii)    any obligation arising from any agreement providing for indemnities, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or entities or similar obligations incurred by the specified Person in connection with the acquisition or disposition of assets, including, without limitation, guarantees of such Indebtedness incurred by the Company or its Subsidiaries and guarantees of such Indebtedness by the Company or its Subsidiaries.

No Indebtedness of any Person will be deemed to be contractually subordinated in right of payment to any other Indebtedness of such Person solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial ABL Credit Agreement” means that certain Credit Agreement, dated as of December 23, 2011, among REG Services Group, LLC, REG Marketing & Logistics Group, LLC, the lenders party thereto and Wells Fargo Capital Finance, LLC, as agent, and as it may be further amended, supplemented or modified from time to time, and including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, supplemented or otherwise modified prior to the Issue Date, and as further amended, restated, supplemented, waived, renewed or otherwise modified, refinanced or replaced from time to time.

“Initial ABL Facility” means the Credit Facility entered into in connection with the Initial ABL Credit Agreement.

“Initial Notes” means the first $550,000,000 aggregate principal amount of Notes issued under this Indenture on the date hereof.

“Insolvency or Liquidation Proceeding” means:

(1)    any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to the Company or any Guarantor;

(2)    any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Company and each Guarantor or with respect to a material portion of their respective assets;

(3)    any liquidation, dissolution, reorganization or winding up of the Company or any Guarantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(4)    any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Company or any Guarantor.

“Insurance Subsidiary” means any Subsidiary the primary business of which is providing insurance for the benefit of the Company or any of its Restricted Subsidiaries.

“Intellectual Property” means, collectively, all rights, title and interest in and to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including Copyrights, Patents, Trademarks, Licenses, domain names, technology, know-how, design rights, trade secrets and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Investment Grade Securities” means:

(1)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof;

(2)    debt securities or debt instruments with an Investment Grade Rating (but not including any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries);

(3)    investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) above which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)    corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), extensions of credit, advances or capital contributions (excluding (1) commission, travel and similar advances to officers, directors, employees and consultants made in the ordinary course of business and (2) advances to customers and suppliers in the ordinary course of business or that are recorded as accounts receivable or prepaid expenses on the balance sheet), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. In no event shall a guarantee of an operating lease or other business contract of the Company or any Restricted Subsidiary be deemed an Investment. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in Section 4.07(c) hereof. The acquisition by the Company of any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person only if such Investment was made in contemplation of or in connection with the acquisition of such Person by the Company or such Restricted Subsidiary and the amount of any such Investment shall be determined as provided in Section 4.07(c) hereof.

“Issue Date” means May 20, 2021.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Company in which the Company or any of its Restricted Subsidiaries makes any Investment.

“Licenses” means, with respect to any Person, (a) any and all licensing agreements or arrangements in and to its Patents, Copyrights, or Trademarks, (b) all of such Person’s right, title, and interest in and to all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Lien” means, with respect to any asset, any mortgage, deed of trust, easement, lien (statutory or otherwise), pledge, assignment, hypothecation, charge, security interest, other security arrangement or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including (1) any preference, priority or preferential arrangement of any kind, (2) any conditional sale or other title retention agreement, and (3) any finance lease in the nature thereof and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Limited Condition Transaction” means any acquisition, including by way of merger, amalgamation or consolidation, by the Company or one or more of its Restricted Subsidiaries, or similar Investment permitted by this Indenture, whose consummation is not conditioned on the availability of, or on obtaining, third-party financing; provided that the Consolidated Net Income (and any other financial term derived therefrom), other than for purposes of calculating any ratios in connection with the Limited Condition Transaction, shall not include any Consolidated Net Income of or attributable to the target company or assets associated with any such Limited Condition Transaction unless and until the closing of such Limited Condition Transaction shall have actually occurred.

“Make Whole Premium” means, with respect to a Note at any time, the excess, if any, of (a) the present value at such time of (i) the redemption price of such Note at June 1, 2024 plus (ii) any required interest payments due on such Note through June 1, 2024 (except for accrued and unpaid interest), computed using a discount rate equal to the Treasury Rate plus 50 basis points, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over (b) the principal amount of such Note.

“Market Capitalization” means, as of any date of determination, an amount equal to (i) the total number of issued and outstanding shares of common stock of the Company (or any successor of the Company) or any direct or indirect parent of the Company on such date of determination multiplied by (ii) the arithmetic mean of the closing prices per share of such common stock for the 30 consecutive trading days immediately preceding such date of determination.

“Material Indebtedness” means (i) any Indebtedness under the ABL Facility and (ii) any other Indebtedness with an aggregate principal amount greater than $5.0 million with respect to any Restricted Subsidiary or $20.0 million in the aggregate with respect to all Restricted Subsidiaries of the Company that are not Guarantors.

“Material Intellectual Property” means, any Intellectual Property registered or applied for in United States and owned by the Company or any Restricted Subsidiaries that in the good faith judgment of management of the Company (i) is valued in excess of $5.0 million and (ii) is material to the business or operations of the Company and the Restricted Subsidiaries, taken as a whole.

“Material Real Property” means any fee-owned Real Property (as defined in the Security Agreement) that is not an Excluded Asset.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to the ratings business thereof.

“Mortgaged Properties” mean any Material Real Property required to be mortgaged pursuant to the terms of this Indenture.

“Mortgages” means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents securing Liens on the Mortgaged Properties, as well as the other Collateral secured by and described in the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but excluding any non-cash consideration deemed to be cash for purposes of Sections 3.09 and 4.10 hereof), net of:

(1)    the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees and sales commissions, severance costs and any relocation expenses incurred as a result of the Asset Sale;

(2)    taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements;

(3)    amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Sale; and

(4)    any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by the Company or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Non-Recourse Debt” means Indebtedness:

(1)    as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender, except in the case of clause (a) or (b), as contemplated by clause (12) of the definition of “Permitted Liens”;

(2)    no default with respect to which (including any rights that the holders of the Indebtedness may have to take Enforcement Action (as defined in the Collateral Trust Agreement) against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)    as to which the lenders will not have any recourse to the Capital Stock or assets of the Company or any of its Restricted Subsidiaries except as contemplated by clause (12) of the definition of “Permitted Liens.”

For purposes of determining compliance with Section 4.09 hereof, in the event that any Non-Recourse Debt of any of the Company’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Notes Documents” means, collectively, this Indenture, the Notes, the Security Documents and each of the other agreements, documents and instruments providing for or evidencing any other Notes Obligations, and any other document or instrument executed or delivered at any time in connection with any Notes Obligations, to the extent such are effective at the relevant time, in each case as each may be amended, restated, supplemented, modified, renewed, extended or refinanced in whole or in part from time to time.

“Notes Obligations” means Obligations in respect of the Notes, this Indenture and the Guarantees.

“Notes Priority Collateral” means the Cash Flow Priority Collateral and all other Collateral that is not ABL Priority Collateral.

“Notes Secured Parties” means the Trustee, the Collateral Trustee and the Holders of the Notes.

“Obligations” means any principal, interest, fees, expenses (including any interest, fees, expenses and other amounts accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest, fees, expenses and other amounts are allowed or allowable claims under applicable state, federal or foreign law), penalties, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of third parties other than the Trustee, the Collateral Trustee and the Holders of the Notes.

“Offering Memorandum” means the Final Offering Memorandum of the Company, dated May 6, 2021, relating to the Initial Notes.

“Officer” means, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, the Chief Administrative Officer, the Treasurer, any Assistant Treasurer, the Controller, the General Counsel, the Secretary or any Vice-President of such Person.

“Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company, who must be the principal executive officer, the principal operating officer, the principal financial officer, the treasurer, the principal accounting officer or the general counsel of the Company that meets the requirements hereunder.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Company or any Guarantor of the Company).

“Pari Passu Notes Lien Indebtedness” and “Parity Lien Debt” mean Indebtedness constituting “Parity Lien Debt” (as defined in the Collateral Trust Agreement).

“Parity Lien Representative” means “Parity Lien Representative” as defined in the Collateral Trust Agreement.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Patents” means, with respect to any Person, all of such Person’s right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, divisionals, continuations, renewals, extensions, reexaminations, revalidations and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing throughout the world.

“Permitted Business” means (a) any business conducted or contemplated to be conducted by the Company and its Subsidiaries on the date of this Indenture, including without limitation: (1) the operation of biomass-based diesel production refineries; (2) the purchase and resale of biomass-based diesel, petroleum-based diesel, renewable fuel credits (including, without limitation, renewable identification numbers, blender tax credits and European and Canadian fuel credits), low carbon fuel credits (including, without limitation, LCFS credits, CFP credits and other carbon credits) and Specified Products (including raw material feedstock acquired from third parties); (3) the sale of Specified Products (including biomass-based diesel produced under toll manufacturing arrangements with third party facilities using feedstocks of the Company and its Restricted Subsidiaries); (4) to receive incentives from federal and state programs for renewable fuels; (5) provide biomass-based diesel facility management and operational services; and (6) provide construction management services; and (b) any other business reasonably related, complementary or ancillary to the business described in clause (a) of this definition and reasonable expansions or extensions thereof, including entering into Hedging Contracts in the ordinary course of business and not for speculative purposes to support these businesses and the development, manufacture and sale of equipment or technology related to these activities.

“Permitted Investments” means:

(1)    any Investment in the Company or in a Restricted Subsidiary of the Company (including, without limitation, through purchases of Notes or Guarantees);

(2)    any Investment in cash or Cash Equivalents or Investment Grade Securities;

(3)    any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)    such Person becomes a Restricted Subsidiary of the Company; or

(b)    such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4)    any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof or from any other disposition of assets not constituting an Asset Sale;

(5)    any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent of the Company;

(6)    any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default or (B) litigation, arbitration or other disputes with Persons who are not Affiliates of the Company and its Subsidiaries;

(7)    Hedging Contracts entered into in the ordinary course of business and not for speculative purposes;

(8)    loans or advances to employees of the Company or any of its Restricted Subsidiaries that are approved by a majority of the disinterested members of the Board of Directors of the Company or a parent of the Company, in an aggregate principal amount at any one time outstanding not to exceed the greater of $12.5 million and 0.75% of the Company’s Consolidated Net Tangible Assets;

(9)    any Investment existing on, or made pursuant to a binding commitment existing on, the date hereof and any Investment consisting of an extension, modification or renewal of any such Investment; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date hereof or (b) as otherwise permitted hereunder;

(10)    other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) since the date hereof, not to exceed the greater of (a) $50.0 million and (b) 3.25% of the Company’s Consolidated Net Tangible Assets;

(11)    guarantees of Indebtedness of the Company or any Restricted Subsidiary or Guarantor which Indebtedness is permitted under Section 4.09 hereof;

(12)    additional Investments so long as, after giving pro forma effect to such Investment, the Consolidated Total Leverage Ratio does not exceed 1.25 to 1.00;

(13)    Investments in Joint Ventures and Unrestricted Subsidiaries (valued at fair market value of such Investment at the time such Investment is made or, at the option of the Company, committed to be made); provided that the amount of such Investment (as so valued) shall not cause the aggregate amount of all such Investments made pursuant to this clause (13) and outstanding at the time of such Investment, after giving pro forma effect to such Investment, to exceed the greater of $50.0 million and 3.25% of the Company’s Consolidated Net Tangible Assets;

(14)    Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(15)    Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons; and

(16)    Investments in any retailer, distributor, customer, vendor, supplier or other non-subsidiary joint ventures, strategic alliances, minority investments and similar arrangements that are customary in the ordinary course of the corporate development strategy of the Company and its Restricted Subsidiaries in an aggregate amount not to exceed the greater of $15.0 million and 1.0% of the Company’s Consolidated Net Tangible Assets in any fiscal year.

The Company may classify (or later reclassify) any Investment in any one or more of the above categories (including in part in one category and in part another category).

“Permitted Liens” means:

(1)    Liens on assets securing Indebtedness incurred pursuant to Section 4.09(b)(1) hereof and related Obligations and Hedging Obligations and Cash Management Obligations, in each case, solely to the extent such Liens secure ABL Secured Obligations that are subject to the ABL Intercreditor Agreement or constitute junior Liens;

(2)    Liens securing the Notes issued on the date hereof and the Guarantees;

(3)    Liens securing Pari Passu Notes Lien Indebtedness incurred under clause (1) (excluding, for the avoidance of doubt, ABL Secured Obligations), (3), (5) or (12) of Section 4.09(b);

(4)    Liens securing Indebtedness permitted to be incurred under Section 4.09(b), provided that, (i) at the time of incurrence of such Indebtedness and after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio would be no greater than 3.5 to 1.0 and (ii) such Liens are junior in priority to the Liens securing the notes, Guarantees and any Pari Passu Notes Lien Indebtedness on terms at least as favorable to the holders of Cash Flow Obligations, when taken as a whole, as the ABL Collateral Agent’s Liens on the Cash Flow Priority Collateral are junior to the Collateral Trustee’s Liens thereon pursuant to the ABL Intercreditor Agreement, mutatis mutandis;

(5)    Liens in favor of the Company or any Restricted Subsidiary or Guarantor;

(6)    Liens on property or Capital Stock of a Person existing at the time such Person is acquired by, merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto and proceeds and products thereof) other than those of the Person acquired, merged into or consolidated with the Company or the Restricted Subsidiary;

(7)    Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

(8)    any interest or title of a lessor to the property subject to a Capital Lease Obligation or operating lease;

(9)    Liens to secure Indebtedness incurred in accordance with Section 4.09(b)(4) or (16) hereof; provided that:

(a)    the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred hereunder and does not exceed the cost of the assets or property so acquired or constructed (plus applicable fees and expenses); and

(b)    such Liens are created within 180 days of the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto and the proceeds and products thereof;

(10)    Liens existing on the date hereof or to be granted pursuant to agreements existing on the date hereof (other than pursuant to the Initial ABL Facility);

(11)    Liens to secure the performance of tenders, bids, statutory obligations, surety or appeal bonds, trade contracts, government contracts, operating leases, performance bonds or other obligations of a like nature, and deposits as security for contested taxes or for the payment of rent, in each case incurred in the ordinary course of business;

(12)    Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Company or any Restricted Subsidiary of the Company to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture and any encumbrance or restriction (including put and call arrangements, drag-along provisions, tag-along provisions, rights of first offer or rights of first refusal) or similar arrangements with respect to Equity Interests of any Joint Venture;

(13)    Liens on pipelines, storage facilities for Specified Products, refineries or other facilities or equipment that arise by operation of law and Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, participation and development agreements, farm-out and farm-in agreements, contracts for operating and producing property, contracts for construction, repair or improvement to equipment or property, division orders, contracts for purchase and sale of Specified Products, interconnection agreements, contracts for transportation, processing, storage or exchange of Specified Products, orders and agreements, area of mutual interest agreements, in each case, arising in the ordinary course of business of the Company and its Restricted Subsidiaries and as customary in the Permitted Business;

(14)    Liens upon specific items of inventory, receivables or other goods or proceeds therefrom of the Company or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds therefrom and permitted under Section 4.09 hereof;

(15)    Liens to secure performance of Hedging Contracts, or letters of credit issued in connection therewith, of the Company or any of its Restricted Subsidiaries entered into in the ordinary course of business and not for speculative purposes;

(16)    Liens securing any insurance premium financing under customary terms and conditions; provided that no such Lien may extend to or cover any assets or property other than the insurance being acquired with such financing, proceeds thereof and any unearned or refunded insurance premiums related thereto;

(17)    Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of any Permitted Refinancing Indebtedness permitted to be incurred hereunder; provided that (a) the new Lien shall be limited to all or part of the same property and assets that secured the original Lien and the proceeds and products thereof, and (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness, and (ii) an amount necessary to pay any accrued interest, fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(18)    Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits;

(19)    Liens for taxes, assessments or governmental charges or claims that are not yet overdue by more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(20)    carriers’, warehousemen’s, landlords’, mechanics’, suppliers’, contractors’, subcontractors’, materialmen’s and repairmen’s and similar Liens, or Liens in favor of customs or revenue authorities or freight forwarders or handlers in connection with the importation of goods, in each case (whether imposed by law or agreement) incurred in the ordinary course of business;

(21)    licenses, entitlements, servitudes, easements, rights-of-way, restrictions, reservations, covenants, conditions, utility agreements, rights of others to use easements, rights of way, sewers, electric lines and telegraph and telephone lines, minor imperfections of title, minor survey defects, minor encumbrances or other similar restrictions on the use of any real property, including zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business, that do not materially diminish the value of said properties or materially interfere with their use in the operation of the business of the Company or any of its Restricted Subsidiaries;

(22)    Liens disclosed by the title insurance policies delivered pursuant to this Indenture and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted hereunder;

(23)    leases, subleases or other occupancy agreements granted to others, or licenses or sublicenses granted to others or received by others, in each case in the ordinary course of business which do not secure any Indebtedness and which do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries;

(24)    with respect to any leasehold interest where the Company or any Restricted Subsidiary of the Company is a lessee, tenant, subtenant or other occupant, mortgages, obligations, Liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or sublandlord of such leased real property encumbering such landlord’s or sublandlord’s interest in such leased real property;

(25)    Liens arising from consignment arrangements or operating leases entered into by the Company or any of its Restricted Subsidiaries granted in the ordinary course of business;

(26)    Liens (i) of a collection bank arising under Section 4-210 of the New York UCC on items in the course of collection, (ii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) within general parameters customary in the banking industry or (iii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business;

(27)    Liens securing judgments not constituting an Event of Default hereunder pursuant to Section 6.01(a)(7) hereof;

(28)    deposits made in the ordinary course of business to secure liability to insurance carriers;

(29)    Liens arising out of conditional sale, title retention, consignment or similar arrangements, or that are contractual rights of set-off, relating to the sale or purchase of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(30)    Liens on Capital Stock issued by, or any property or assets of, any Foreign Subsidiary securing Indebtedness incurred by a Foreign Subsidiary in compliance with Section 4.09 hereof;

(31)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.09 hereof; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(32)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(33)    Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement not prohibited hereunder;

(34)    Liens securing obligations and Indebtedness incurred in accordance with Section 4.09(b)(18) hereof and the other applicable provisions hereunder;

(35)    agreements to subordinate any interest of the Company or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by any the Company or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business; and

(36)    other Liens incurred by the Company or any Restricted Subsidiary of the Company; provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness then outstanding and secured by any Liens incurred pursuant to this clause (36) does not exceed the greater of (a) $100.0 million and (b) 6.25% of the Company’s Consolidated Net Tangible Assets as of the date of such incurrence.

The Company may classify (or later reclassify) any Lien in any one or more of the above categories (including in part in one category and in part another category).

For purposes of this definition, the term “Indebtedness” and “Permitted Refinancing Indebtedness” shall be deemed to include all interest, fees and expense due thereon.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)    the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses, premiums and make-whole payments incurred in connection therewith);

(2)    such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)    if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is contractually subordinated in right of payment to the Notes or the Guarantees, such Permitted Refinancing Indebtedness is contractually subordinated in right of payment to the Notes or the Guarantees on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)    such Indebtedness is not incurred (other than by way of a guarantee) by a Restricted Subsidiary of the Company that is not a Guarantor if the Company is the issuer or other primary obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

Notwithstanding the preceding, any Indebtedness incurred under Credit Facilities pursuant to Section 4.09 hereof shall be subject only to the refinancing provision in the definition of Credit Facilities and not pursuant to the requirements set forth in the definition of Permitted Refinancing Indebtedness.

“Person” means any individual, corporation, partnership, Joint Venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof or any other entity.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note in the form of Exhibit A hereto deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Replacement Assets” means (1) as used in connection with any ABL Priority Collateral, current tangible assets, and, as used in connection with any Notes Priority Collateral, any non-current tangible assets that, in each case, will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Subsidiary (or a Restricted Subsidiary solely to the extent the assets being replaced were sold by a Foreign Subsidiary or consisted of the Equity Interests of a Foreign Subsidiary).

“Responsible Officer,” when used with respect to the Trustee, means any assistant vice president, any trust officer or assistant trust officer, or any other officer of the Trustee (or any successor group of the Trustee) customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings (formerly named Standard & Poor’s Ratings Services) or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means, with respect to the Company or any of its Restricted Subsidiaries, any arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the security agreement, dated as of the Issue Date (as may be further amended, restated, supplemented or otherwise modified from time to time), among the Company, the Guarantors from time to time party thereto and the Collateral Trustee.

“Security Documents” means the Collateral Trust Agreement, the Security Agreement, the Mortgages, if any, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Cash Flow Obligations or under which rights or remedies with respect to such Liens are governed in accordance with the Collateral Trust Agreement (other than the ABL Intercreditor Agreement).

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Specified Cash Flow Priority Collateral” means (x) Material Intellectual Property rights owned by the Company or a Guarantor and (y) any other Material Intellectual Property that are purchased with the Net Proceeds of an Asset Sale of Specified Cash Flow Priority Collateral pursuant to Section 4.10. Notwithstanding anything else set forth in this Indenture or the Security Documents, no Specified Cash Flow Priority Collateral shall be deemed to be Excluded Assets at any time.

“Specified Products” means crude oil, natural gas, ethanol, biofuels, renewable diesel or any feedstock, blendstock, intermediate product, finished product, coproduct, refined product or other biomass-based diesel product.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)    any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)    any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof, common law rights thereto and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 1, 2024; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Company shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to June 1, 2024 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (a) calculate the Treasury Rate on the second Business Day preceding the applicable redemption date (or date of deposit in the case of a satisfaction and discharge) and (b) prior to such redemption date file with the Trustee an Officer’s Certificate setting forth the Make Whole Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Trustee” means UMB Bank, N.A., until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code as then in effect in any applicable jurisdiction.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)    has no Indebtedness other than Non-Recourse Debt owing to any Person other than the Company or any of its Restricted Subsidiaries;

(2)    is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding would be permitted under Section 4.11 hereof after giving effect to the exceptions thereto;

(3)    is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results except to the extent permitted under Sections 4.07 and 4.09 hereof; and

(4)    has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent such guarantee or credit support would be released upon such designation or would be permitted under Section 4.07 hereof.

All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person; provided that with respect to a limited partnership or other entity which does not have directly a Board of Directors, “Voting Stock” means such Capital Stock of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operations of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)    the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)    the then outstanding aggregate amount of such Indebtedness.

Section 1.02    Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11
“Alternate Offer”	4.14
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Settlement Date”	4.14
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“incur”	4.09
“Legal Defeasance”	8.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt”	4.09
“Purchase Date”	3.09
“Registrar”	2.03
“Restricted Payments”	4.07
“Signature Law”	13.13
“Suspended Covenants”	4.18
“Title Company”	10.05
“Transaction Election”	1.05
“Transaction Test Date”	1.05

Section 1.03    TIA Not Applicable.

This Indenture is not qualified under the TIA nor subject to the terms of the TIA except with respect to provisions of the TIA expressly referred to herein.

Section 1.04    Rules of Construction.

Unless the context otherwise requires:

(1)    a term has the meaning assigned to it;

(2)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)    “or” is not exclusive;

(4)    words in the singular include the plural, and in the plural include the singular;

(5)    “will” shall be interpreted to express a command;

(6)    provisions apply to successive events and transactions; and

(7)    references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

Section 1.05    Limited Condition Transaction.

(a)    Notwithstanding anything in this Indenture to the contrary, when (i) calculating the availability under any basket, ratio or other financial test herein, (ii) determining whether any Default or Event of Default has occurred, is continuing or would result from any action, or (iii) determining compliance with any other condition precedent to any action or transaction, in each case of clauses (i) through (iii) in connection with a Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof, the incurrence of Liens and Restricted Payments), the date of determination of such basket, ratio or other financial test, whether any Default or Event of Default has occurred, is continuing or would result therefrom, or the satisfaction of any other condition precedent, shall, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transactions, a “Transaction Election”), be deemed to be the date that the definitive agreement for such Limited Condition Transaction is entered into (or, if applicable, the date of delivery of an irrevocable notice or similar event) (any such date, the “Transaction Test Date”) and such baskets, ratios or other financial tests, absence of defaults, satisfaction of conditions precedent and other provisions shall be calculated on a pro forma basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof, the incurrence of Liens and Restricted Payments) as if they occurred at the beginning of the applicable period for purposes of determining the ability to consummate any such Limited Condition Transaction (and not for purposes of any subsequent availability of any basket or ratio), and, for the avoidance of doubt, (x) if any of such baskets or ratios, absence of Default or Event of Default, satisfaction of conditions precedent or other provisions are exceeded, breached or otherwise failed as a result of fluctuations in such basket or ratio (including due to fluctuations in Consolidated Cash Flow, Consolidated Non-ABL Secured Indebtedness, Consolidated Total Indebtedness, Consolidated Net Income or total assets of the Company or the target company) subsequent to such date of determination and at or prior to the consummation of the relevant Limited Condition Transaction, such baskets or ratios, absence of Default or Event of Default, satisfaction of conditions precedent and other provisions will not be deemed to have been exceeded, breached or otherwise failed as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction and related transactions (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof, the incurrence of Liens and Restricted Payments) are permitted hereunder and (y) such baskets or ratios, absence of Default or Event of Default, satisfaction of conditions and other provisions shall not be tested at the time of consummation of the Limited Condition Transaction or related transactions solely for the purpose of determining whether such Limited Condition Transaction is permitted hereunder; provided, further, that if the Company has made a Transaction Election for any Limited Condition Transaction, then, in connection with any subsequent calculation of any ratio or basket availability with respect to any other Limited Condition Transaction or otherwise on or following the relevant Transaction Test Date and prior to the consummation of such Limited Condition

Transaction, unless and until such Limited Condition Transaction has been abandoned (or revoked via an Officer’s Certificate) or such definitive agreement has expired or been terminated prior to consummation thereof, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof, the incurrence of Liens and Restricted Payments) have been consummated.

(b)    Notwithstanding anything to the contrary, the Trustee shall have no responsibility, nor shall it have any liability to the Company, any Holder or any third party, for calculating any basket, ratio or other financial test hereunder, determining whether any Default or Event of Default has occurred, is continuing or would result from any action, or determining the Company’s compliance with any other condition precedent to any action or transaction, in connection with a Limited Condition Transaction, any actions or transactions related thereto, or otherwise.

ARTICLE 2

THE NOTES

Section 2.01    Form and Dating.

(a)    General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)    Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)    Global Notes. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Global Note that are held by Participants through Euroclear or Clearstream.

Section 2.02    Execution and Authentication.

At least one Officer must sign the Notes for the Company by manual, facsimile, PDF attachment or other electronically transmitted signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by an Officer of the Company (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03    Registrar and Paying Agent.

The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of the Company’s Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04    Paying Agent to Hold Money in Trust.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, or premium or interest, if any, on, the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.05    Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

Section 2.06    Transfer and Exchange.

(a)    Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All beneficial interests in the Global Notes will be exchanged by the Company for Definitive Notes if:

(1)    the Depositary (A) notifies the Company that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary;

(2)    the Company, at its option but subject to the Depositary’s requirements, notifies the Trustee in writing that it elects to cause the issuance of the Definitive Notes; or

(3)    there has occurred and is continuing a Default or Event of Default with respect to the Notes and the Depositary notifies the Trustee in writing of its decision to exchange the Global Notes for Definitive Notes.

Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b)    Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)    Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2)    All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A)    both:

(i)    a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)    instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B)    both:

(i)    a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)    instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above;

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(3)    Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A)    if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B)    if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(4)    Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(i)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(ii)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this Section 2.06(b)(4) at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this Section 2.06(b)(4).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)    Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1)    Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)    if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)    if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)    if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item 3(a) thereof;

(E)    if such beneficial interest is being transferred to the Company or any of the Company’s Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in items (3)(b) thereof; or

(F)    if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof;

the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2)    [Reserved]

(3)    Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(i)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(ii)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(4)    Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Unrestricted Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will not bear the Private Placement Legend.

(d)    Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1)    Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)    if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)    if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)    if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)    if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)    if such Restricted Definitive Note is being transferred to the Company or any of the Company’s Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)    if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof;

the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note.

(2)    Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(i)    if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(ii)    if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3)    Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)    Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such

Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1)    Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)    if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)    if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)    if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2)    Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(i)    if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(ii)    if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3)    Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)    [Reserved].

(g)    Legends. The following legends will appear on all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1)    Private Placement Legend.

(A)    Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”) OR (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS NOTE FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT, PRIOR TO THE DATE THAT IS ONE YEAR AFTER THE LATEST OF (X) THE ORIGINAL ISSUE DATE HEREOF, (Y) THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND (Z) THE LAST DATE ON WHICH THE ISSUER, OR ANY OF ITS AFFILIATES, WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE), RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE OR ANY INTEREST HEREIN WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST COMPLETE AND SUBMIT TO THE TRUSTEE THE CERTIFICATE SPECIFIED IN THE INDENTURE RELATING TO THE MANNER OF SUCH TRANSFER (THE FORM OF WHICH CERTIFICATE WILL BE ATTACHED AS AN EXHIBIT TO THE INDENTURE). AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(D) OR (E) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.”

(B)    Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2)    Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR THE AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(h)    Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or beneficial interests in other Global Notes, or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i)    General Provisions Relating to Transfers and Exchanges.

(1)    To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2)    No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05 hereof).

(3)    The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)    All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5)    Neither the Registrar nor the Company will be required:

(A)    to issue, to register the transfer of or to exchange any Notes for a period of 30 days prior to the mailing of a notice of redemption of Notes to be redeemed;

(B)    to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part;

(C)    to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date;

(D)    to register the transfer or exchange of a Note tendered and not withdrawn in connection with a Change of Control Offer, an Asset Sale Offer or other tender offers; or

(E)    to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date.

(6)    Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7)    The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8)    All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or electronically including by PDF.

(9)    The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary, Participants or Beneficial Owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(10)    The Trustee shall have no responsibility for the actions or omissions of the Depositary or any other depositary or clearinghouse, or the accuracy of the books and records of the Depositary or any other depositary or clearinghouse.

Section 2.07    Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08    Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09    Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

Section 2.10    Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11    Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy the canceled Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all canceled Notes will be delivered by the Trustee to the Company. The Company may not issue new Notes to replace Notes that have been paid or that have been delivered to the Trustee for cancellation.

Section 2.12    Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner. At the Company’s election provided in writing to the Trustee, the Company may pay defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed any such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will send or cause to be sent to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13    CUSIP Numbers.

The Company in issuing the Notes may use CUSIP numbers (if then generally in use) and, if so, the Trustee shall use CUSIP in notices as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice and that reliance may be placed only on the other identification numbers printed on the Notes and any such repurchase shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee in writing of any change in the CUSIP numbers.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01    Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least five Business Days prior to the giving of notice of a redemption (or such shorter period as may be acceptable to the Trustee), an Officer’s Certificate setting forth:

(1)    the clause of this Indenture pursuant to which the redemption shall occur;

(2)    the redemption date;

(3)    the principal amount of Notes to be redeemed; and

(4)    the redemption price (if then determined and otherwise the method of determination).

Section 3.02    Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1)    if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2)    if the Notes are not listed on any national securities exchange, on a pro rata basis (except that any Notes represented by a Note in global form will be selected by such method as the DTC or its nominee or successor may require or, where such nominee or successor is the trustee, a method that most nearly approximates pro rata selection).

In the event of partial redemption by lot, the particular Notes to be redeemed will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee will promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected will be in amounts of $2,000 or integral multiples of $1,000 in excess thereof, except if all Notes of a Holder are to be redeemed, the entire outstanding amount of such Notes held by such Holder shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03    Notice of Redemption.

Notices of redemption will be sent in accordance with the procedures of the DTC at least 30 days but not more than 60 days before the redemption date, to each Holder whose Notes are to be redeemed at its registered address (or, in the case of Notes held in book-entry form, by electronic transmission), except that optional redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 12 hereof.

The notice will identify the Notes to be redeemed and will state:

(1)    the redemption date; provided that Notes called for redemption under different provisions of this Indenture may have different redemption dates;

(2)    the redemption price (if then determined and otherwise the method of determination);

(3)    if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued in the name of the Holder thereof upon cancellation of the original Note;

(4)    the name and address of the Paying Agent;

(5)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)    that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7)    the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8)    that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes; and

(9)    any conditions precedent to the redemption.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at the Company’s expense; provided, however, that the Officer’s Certificate delivered to the Trustee pursuant to Section 3.01 hereof requests that the Trustee give such notice and sets forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04    Effect of Notice of Redemption.

Once notice of redemption is delivered in accordance with Section 3.03 hereof, Notes called for redemption become due and payable on the redemption date at the redemption price, unless the redemption is subject to a condition precedent that is not satisfied or waived. Any redemption or notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent.

If such redemption is so subject to satisfaction or waiver of one or more conditions precedent, the notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person designated by the Company in such notice; provided that any such payment or performance occurs in accordance with this Indenture and no such designation shall relieve the Company from making such payment or performing such obligations if such other Person so designated shall fail to do the same in accordance with this Indenture.

The notice of redemption, if delivered or mailed in the manner herein provided, shall be conclusively presumed to have been given whether or not the Holder receives such notice. In any case, failure to give such notice shall not affect the validity of the proceedings for the redemption of any other Note.

Section 3.05    Deposit of Redemption or Purchase Price.

Prior to 11:00 a.m. Eastern Time (or such later time as may be agreed to by the Paying Agent or Trustee), on any redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or accepted for purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes.

Section 3.06    Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07    Optional Redemption.

(a)    At any time prior to June 1, 2024, the Company may on one or more occasions redeem up to 35% of the aggregate principal amount of the Notes issued hereunder (including any Additional Notes) at a redemption price of 105.875% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), with an amount equal to all or a portion of the net cash proceeds of one or more Equity Offerings; provided that:

(1)    at least 65% of the aggregate principal amount of the Notes issued hereunder (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and

(2)    the redemption occurs within 180 days of the date of the closing of each such Equity Offering.

(b)    Prior to June 1, 2024, the Company may on one or more occasions redeem all or part of the Notes at a redemption price equal to the sum of:

(1)    the principal amount thereof, plus

(2)    the Make Whole Premium at the redemption date, plus accrued and unpaid interest to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

(c)    Except pursuant to clauses (a), (b) or (e) of this Section 3.07, the Notes will not be redeemable at the Company’s option prior to June 1, 2024.

(d)    On or after June 1, 2024, the Company may on one or more occasions redeem all or part of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes to be redeemed to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve month period beginning on June 1 of the years indicated below:

Year	Percentage
2024	102.938%
2025	101.469%
2026 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(e)    The Company may redeem all (but not a portion of) the Notes when permitted by, and pursuant to the conditions in, Section 4.14(i) hereof

(f)    Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08    Mandatory Redemption.

(a)    Except as set forth in Sections 3.09, 4.10 and 4.14 hereof, the Company will not be required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of the Holders.

Section 3.09    Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Company is required to commence an Asset Sale Offer, it will follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders and all holders of Cash Flow Obligations containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other Cash Flow Obligations (on a pro rata basis based on the principal amount of Notes and such other Cash Flow Obligations surrendered, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Company will send written notice to the Trustee and each of the Holders. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1)    that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

(2)    the Offer Amount, the purchase price and the Purchase Date;

(3)    that any Note not tendered or accepted for payment will continue to accrue interest;

(4)    that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest on and after the Purchase Date;

(5)    that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in minimum denominations of $2,000 or an integral multiple of $1,000 in excess thereof;

(6)    that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7)    that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the

Offer Period, a telegram, electronic image scan, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8)    that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Notes or portions thereof tendered pursuant to the Asset Sale Offer, and required to be purchased pursuant to this Section 3.09 and Section 4.10 hereof, or if Notes in an aggregate principal amount less than the Offer Amount allocated to the purchase of Notes in the Asset Sale Offer have been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

ARTICLE 4

COVENANTS

Section 4.01    Payment of Notes.

The Company will pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary of the Company, holds as of 11:00 a.m. New York City time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

Section 4.02    Maintenance of Office or Agency.

(a)    The Company will maintain in the City and State of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will send prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b)    The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of the obligation to maintain an office or agency in the City and State of New York for such purposes. The Company will send prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Section 4.03    Reports.

(a)    The Company will furnish or file with the Trustee, within 15 days after it files the same with the SEC, copies of the annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. For purposes of this Section 4.03, the Company will be deemed to have furnished such reports and information to, or filed such reports and information with, the Trustee and the Holders of the Notes and prospective purchasers as required by this Section 4.03 if it has filed such reports or information with the SEC via EDGAR filing system or otherwise made such reports or information publicly available on a freely accessible page on the Company’s website.

(b)    If, at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless file the reports specified in Section 4.03(a) hereof with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in Section 4.03(a) on its website within the time periods for a filer that is a “non-accelerated filer” that would apply if the Company were required to file those reports with the SEC.

(c)    If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and the assets or operations of such Unrestricted Subsidiaries taken as a whole are material to the assets or operations of Company and all of its Subsidiaries taken as a whole, then the quarterly and annual financial information required by Section 4.03(a) hereof will include an additional summary presentation, either on the face of the financial statements, in the notes thereto, or in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company. The requirement to provide additional summary financial information required by this paragraph will be deemed satisfied if and when such information is posted on the website of the Company.

(d)    In addition, if at any time the Company is not required to file with the Commission the reports required by this Section 4.03 and does not voluntarily file such reports, the Company will furnish to the Holders and to securities analysts and prospective investors upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(e)    The Company will hold and participate in conference calls with the Holders, Beneficial Owners of the Notes, bona fide perspective investors, securities analysts and market makers to discuss the annual and quarterly financial information required to be furnished pursuant to this Section 4.03 no later than 10 Business Days after distribution of such financial information, unless, in each case, the Company reasonably determines that to do so would conflict with applicable securities laws, including in connection with any pending offering of securities. The Company shall be permitted to combine this conference call with any other conference call for other debt or equity holders or lenders. The Company shall, no later than 3 Business Days prior to the date of the conference calls required to be held in accordance with this Section 4.03(e), announce the date and time of such conference calls and all information necessary to enable Holders and security analysts to obtain access to such calls.

(f)    The Trustee shall have no responsibility for the filing, timeliness or content of such reports. Delivery of any such reports, information and documents to the Trustee shall be for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of their covenants hereunder (as to which the Trustee shall be entitled to rely exclusively on an Officer’s Certificate). The Trustee shall further not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with their covenants hereunder or with respect to any reports or other documents filed with the SEC or posted to any website.

(g)    Any failure to comply with this Section 4.03 shall be automatically cured when the Company provides all required reports to the Holders or files all required reports with the SEC; provided that such cure shall not otherwise affect the rights of the Holders under Section 6.01 hereof if the principal of, premium, if any, on, and interest on, the Notes have been accelerated in accordance with the terms of this Indenture and such acceleration has not been rescinded or cancelled prior to such cure.

Section 4.04    Compliance Certificate; Notice of Default or Event of Default.

(a)    The Company shall deliver to the Trustee, within 90 days after May 20 of each year, beginning with May 20, 2022, an Officer’s Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or propose to take with respect thereto).

(b)    So long as any of the Notes are outstanding, the Company will deliver to the Trustee, within 30 days of any Officer of the Company becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default, its status and what actions the Company is taking or propose to take in respect thereof, but only to the extent that such Default or Event of Default has not been cured by the end of such 30 day period.

Section 4.05    Taxes.

The Company will pay or discharge, and will cause each of its Restricted Subsidiaries to pay or discharge, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment or discharge is not adverse in any material respect to the Holders of the Notes.

Section 4.06    Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07    Restricted Payments.

(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)    pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or payable to the Company or a Restricted Subsidiary of the Company);

(2)    purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company, any direct or indirect parent of the Company or any Restricted Subsidiary of the Company held by Persons other than the Company or any Restricted Subsidiary of the Company;

(3)    make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is contractually subordinated to the Notes or the Guarantees (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of (a) interest or principal at the Stated Maturity thereof (or the satisfaction of a sinking fund obligation) or (b) principal and accrued interest, due within one year of the date of such payment, purchase, redemption, defeasance, acquisition or retirement; or

(4)    make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above (other than any exceptions thereto) being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment,

(I)    no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(II)    the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof; and

(III)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2) through (13) of Section 4.07(b) but including any Restricted

Payments made under Section 4.07(b)(14) only to the extent that such Restricted Payments do not reduce the amount available for Restricted Payments under the following clauses (a) through (f) below zero) after the date hereof is less than the sum, without duplication of:

(a)    50% of the Consolidated Net Income (or if such Consolidated Net Income for such period is a deficit, less 100% of such deficit) of the Company for the period (taken as one accounting period) commencing April 1, 2021 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such determination, plus

(b)    100% of the aggregate net cash proceeds and the fair market value of any assets received by the Company after the date hereof as a contribution to its equity capital or from the issue or sale of Equity Interests of the Company other than (i) Disqualified Stock or (ii) net cash proceeds received from an issuance or sale of such Equity Interests to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary (unless such loans have been repaid with cash on or prior to the date of determination), plus

(c)    the net cash proceeds and the fair market value of assets received by the Company or any Restricted Subsidiary of the Company from (i) the disposition, sale, liquidation, retirement or redemption of all or any portion of any Restricted Investment made after the date hereof, net of disposition costs and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries, and repayments of loans or advances and releases of guarantees which constitute Restricted Investments by the Company or its Restricted Subsidiaries and (ii) the sale (other than to the Company or a Restricted Subsidiary of the Company) of the Capital Stock of an Unrestricted Subsidiary, plus

(d)    the net reduction in Restricted Investments resulting from dividends, repayments of loans or advances, or other transfers of assets in each case to the Company or any of its Restricted Subsidiaries from any Person (including, without limitation, Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in the calculation of Consolidated Net Income on or after the date hereof, plus

(e)    the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) of any such Indebtedness for Equity Interests (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property (other than such Equity Interests), distributed by the Company upon such conversion or exchange and excluding the net cash proceeds from the conversion or exchange financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary), together with the net proceeds, if any, received by the Company or any of its Restricted Subsidiaries upon such conversion or exchange, plus

(f)    in the event the Company or any Restricted Subsidiary of the Company has made or makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary of the Company, an amount equal to the fair market value of the existing Investment in such Person that was previously treated as a Restricted Payment.

(b)    The restrictions in Section 4.07(a) hereof will not prohibit:

(1)    the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of its declaration or the giving of a redemption notice related thereto, as the case may be, if at the date of declaration or notice the payment would have complied with the provisions of this Indenture;

(2)    the purchase, redemption, defeasance or other acquisition or retirement for value of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company, the acquisition of any Restricted Investment or the making of any other Restricted Payment, in each such case in exchange for, or out of the net cash proceeds of the substantially concurrent (a) contribution (other than from a Restricted Subsidiary of the Company) to the equity capital of the Company or (b) sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided, however, that the amount of any such net cash proceeds that are utilized for any such purchase, redemption, defeasance or other acquisition or retirement for value or other Restricted Payment will be excluded (or deducted, if included) from the calculation under Section 4.07(a)(III) and will not be considered to be net cash proceeds from an Equity Offering for purposes of the “Optional Redemption” provisions of this Indenture;

(3)    the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Guarantee with the net cash proceeds from a substantially concurrent incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(4)    the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests (other than Disqualified Stock) in accordance with the terms of such Equity Interests, so long as the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution;

(5)    the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current, future or former director, officer, employee or consultant of the Company, any Restricted Subsidiary of the Company or any direct or indirect parent of the Company or any Restricted Subsidiary of the Company, or their estates or the beneficiaries of such estates; provided, however, that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests may not exceed $10.0 million in any calendar year, plus any amount that was unused in prior calendar years may be carried forward to successive calendar years and added to such amount; provided, further, however, that such amounts will be further increased by the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries; provided, further, that the amount of any such cash proceeds that are utilized for any such purchase, redemption, defeasance or other acquisition or retirement for value will be excluded (or deducted, if included) from the calculation of Section 4.07(a)(III);

(6)    the purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise of stock options, warrants, incentives, rights to acquire Equity Interests or other convertible securities if such Equity Interests represent a portion of the exercise or exchange price thereof, and any purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of stock options, warrants, incentives or rights to acquire Equity Interests;

(7)    any purchase, redemption, retirement, defeasance or other acquisition for value of any Indebtedness of the Company or any Guarantor that is contractually subordinated in right of payment to the Notes or a Guarantee at a purchase price not greater than (i) 101% of the principal amount of such subordinated Indebtedness plus accrued interest if in accordance with provisions similar to those set forth under Section 4.14 hereof and (ii) 100% of the principal amount thereof plus accrued interest in accordance with provisions similar to those set forth under Section 4.10 hereof; provided that, prior to or simultaneously with such purchase, redemption, retirement, defeasance or other acquisition, the Company shall have complied with Section 4.10 or Section 4.14 hereof, as the case may be, and repurchased all Notes validly tendered for payment in connection with the Change of Control Offer or Asset Sale Offer, as the case may be;

(8)    payments or distributions, in the nature of satisfaction of dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Indenture applicable to mergers, consolidations and transfers of all or substantially all the property and assets of the Company;

(9)    the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests of the Company or in connection with a share dividend, distribution, share split or reverse share split, consolidation or merger;

(10)    the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary of the Company issued on or after the date hereof in accordance with the Fixed Charge Coverage Ratio test set forth under Section 4.09(a) hereof;

(11)    distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, any Unrestricted Subsidiary;

(12)    the declaration and payment of dividends on the Company’s common stock of up to 6.0% per annum of the Company’s Market Capitalization;

(13)    other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (13) not to exceed the greater of (a) $25.0 million and (b) 1.5% of the Company’s Consolidated Net Tangible Assets as of the most recently ended fiscal quarter; and

(14)    additional Restricted Payments so long as the Consolidated Total Leverage Ratio, calculated on a pro forma basis at the time of the determination thereof, would not exceed 1.00 to 1.00;

provided that, except in the case of clause (13) or (14), no Default (except for a Default hereunder pursuant to Section 6.01(a)(4) hereof) or Event of Default has occurred and is continuing or would occur as a consequence thereof.

(c)    The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment or the Restricted Investment proposed to be made or the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any Restricted Investment, assets or securities that are required to be valued by this Section 4.07 will be determined, in the case of amounts greater than $25.0 million, by a majority of the disinterested members of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution.

(d)    In determining whether any Restricted Payment is permitted by this Section 4.07, the Company and its Restricted Subsidiaries may allocate all or any portion of such Restricted Payment among the categories described in clauses (1) through (14) of Section 4.07(b) hereof or Section 4.07(a) hereof (including categorization in whole or in part as a Permitted Investment); provided that, at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of this Section 4.07; and provided further that the Company and its Restricted Subsidiaries may reclassify all or a portion of such Restricted Payment or Permitted Investment in any manner that complies with this Section 4.07, and following such reclassification such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only the clause or clauses of this Section 4.07 to which such Restricted Payment or Permitted Investment has been reclassified.

(e)    For purposes of this Indenture, no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or a Guarantor solely by virtue of being unsecured or by virtue of being secured on a junior priority basis or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

Section 4.08    Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)    pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;

(2)    make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)    transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b)    The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(1)    agreements governing Existing Indebtedness and Credit Facilities (including the Initial ABL Facility and the Existing Convertible Notes Indenture) as in effect on the date hereof and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which they relate; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the reasonable good faith judgment of an officer of the Company, not materially more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those contained in those agreements on the date hereof;

(2)    this Indenture, the Notes (and any Additional Notes), the Guarantees, the ABL Intercreditor Agreement, the Collateral Trust Agreement and the Security Documents;

(3)    applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(4)    any instrument governing Indebtedness or Capital Stock or any other agreement of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred or such agreement entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, and any amendments, restatements, modifications, renewals, extensions, supplements, increases, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, restatements, modifications, renewals, extensions, supplements, increases, refundings, replacements or refinancings are, in the reasonable good faith judgment of an officer of the Company, no more restrictive, taken as a whole, than those in effect on the date of the acquisition; provided that, in the case of Indebtedness, such Indebtedness was otherwise permitted to be incurred hereunder;

(5)    Capital Lease Obligations, operating leases, mortgage financings or purchase money obligations, in each case for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in Section 4.08(a)(3) hereof;

(6)    any agreement for the sale or other disposition of some or all of the Capital Stock of, or any property and assets of, a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(7)    Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the reasonable good faith judgment of an officer of the Company, not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(8)    Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Sections 4.09 and 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(9)    provisions with respect to the disposition or distribution of assets or property in exchange agreements, trading agreements, netting agreements, consignment agreements, operating agreements, construction agreements, supply agreements, terminal, agreements, storage agreements, purchase sale agreements, Hedging Contracts, joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) which limitation is applicable only to the assets that are the subject of such agreements;

(10)    encumbrances or restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(11)    any other agreement governing Indebtedness of the Company or any Restricted Subsidiary that is permitted to be incurred under Section 4.09 hereof and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that either (a) such encumbrances or restrictions are not materially more restrictive, taken as a whole, than those contained in this Indenture (with respect to other indentures) or the ABL Facility (with respect to other credit facilities) or (b) such encumbrances or restrictions are ordinary and customary in light of the type of Indebtedness being incurred and the jurisdiction of the obligor and, in the case where such obligor is a Restricted Subsidiary that is not a Guarantor or a Foreign Subsidiary, so long as such encumbrances or restrictions will not affect in any material respect the Company’s or any Guarantor’s ability to repay the Notes, in each case as determined in the reasonable good faith judgment of an officer of the Company;

(12)    customary provisions contained in leases, sub-leases, licenses or sub-licenses and other agreements, in each case, entered into in the ordinary course of business or as is typical in the same or similar industries in which the Company or its Restricted Subsidiaries engage from time to time;

(13)    restrictions in agreements or instruments that prohibit the payment or making of dividends other than on a pro rata basis; and

(14)    arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary thereof in any manner material to the Company or any Restricted Subsidiary thereof.

For purposes of determining compliance with this Section 4.08, (1) the priority of any preferred stock in receiving dividends or liquidating distributions prior to distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Company or a Restricted Subsidiary of the Company to other Indebtedness incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 4.09    Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), the Company will not issue any Disqualified Stock, and the Company will not permit any of its Restricted Subsidiaries (other than a Guarantor) to issue any preferred stock; provided, however, that the Company and any Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Restricted Subsidiary may issue preferred stock, if, for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, the Fixed Charge Coverage Ratio would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b)    The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”) or the issuance of any Disqualified Stock or preferred securities described below:

(1)    the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness (including guarantees and letters of credit) under one or more Credit Facilities providing for revolving credit facilities (including asset based lending revolving credit facilities) and/or term loan facilities with lenders that include commercial banks; provided that, (i) after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) and then outstanding does not exceed the greater of (a) $250.0 million and (b) the Borrowing Base and (ii) the aggregate principal amount outstanding under any such Credit Facility not constituting an ABL Facility shall not exceed $250.0 million;

(2)    the incurrence by the Company or its Restricted Subsidiaries of the Existing Indebtedness, including the Existing Convertible Notes and related guarantees

(3)    the incurrence by the Company and the Guarantors of Indebtedness represented by (a) the Initial Notes and the related Guarantees and (b) other Pari Passu Notes Lien Indebtedness; provided, that, at the time of incurrence thereof and after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio would be no greater than 2.5 to 1.0;

(4)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (including Indebtedness represented by Capital Lease Obligations, Attributable Debt, mortgage financings or purchase money obligations) or the issuance by the Company or any of its Restricted Subsidiaries of Disqualified Stock or the issuance by any Restricted Subsidiary of preferred stock, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, repair or improvement of property (real or personal), plant or equipment or other assets used in the business of the Company or such Restricted Subsidiary (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets), including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (4); provided that after giving effect to any such incurrence, the principal amount of all Indebtedness incurred pursuant to this clause (4) and then outstanding does not exceed the greater of (a) $60.0 million and (b) 3.75% of the Company’s Consolidated Net Tangible Assets at such time;

(5)    the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to, extend, refinance, renew, replace, defease or refund Indebtedness that was permitted hereunder to be incurred or Disqualified Stock or preferred stock permitted to be issued under Section 4.09(a) hereof or clause (2) (excluding the Existing Convertible Notes), (3), (11) or (18) of this Section 4.09(b) or this clause (5);

(6)    the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(A)    if the Company is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, or if a Guarantor is the obligor on such Indebtedness and neither the Company nor another Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Guarantee of such Guarantor; and

(B)    (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)    the incurrence by the Company or any of its Restricted Subsidiaries of obligations under Hedging Contracts in the ordinary course of business and not for speculative purposes, including any obligations with respect to letters of credit issued in connection therewith;

(8)    the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this Section 4.09;

(9)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Company or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

(10)    the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of any preferred securities; provided, however, that:

(A)    any subsequent issuance or transfer of Equity Interests that results in any such preferred securities being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(B)    any sale or other transfer of any such preferred securities to a Person that is not either the Company or a Restricted Subsidiary of the Company,

shall be deemed, in each case, to constitute an issuance of such preferred securities by such Restricted Subsidiary that was not permitted by this 4.09(b)(10);

(11)    (i) Indebtedness, Disqualified Stock or preferred stock of the Company or a Restricted Subsidiary incurred or issued to finance an acquisition or merger or (ii) Acquired Debt incurred by the Company or a Restricted Subsidiary; provided that, in either case, after giving effect to the related merger or acquisition transaction, on a pro forma basis, either (a) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof or (b) the Fixed Charge Coverage Ratio for the Company would not be less than immediately prior to such transactions;

(12)    the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness; provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred under this clause (12), does not exceed, at any one time outstanding, the greater of $100.0 million and 6.25% of the Company’s Consolidated Net Tangible Assets at such time;

(13)    Indebtedness of the Company or any Restricted Subsidiary of the Company consisting of self-insurance obligations, financing of insurance premiums, obligations to pay insurance premiums or take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business;

(14)    Indebtedness in respect of any bankers’ acceptances, bank guarantees, letters of credit, warehouse receipts or similar facilities, and reinvestment obligations related thereto, entered into in the ordinary course of business including without limitation letters of credit issued (a) in connection with the purchase of feedstock in the ordinary course of business and/or (b) pursuant to letters of credit in connection with the purchase of foreign feedstock;

(15)    guarantees (a) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees that, in each case, are non-Affiliates or (b) otherwise constituting Investments permitted hereunder;

(16)    the incurrence by the Company or any of the Guarantors of Indebtedness (including Indebtedness represented by Capital Lease Obligations, Attributable Debt, mortgage financings or purchase money obligations), in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, repair or improvement of property (real or personal), plant or equipment or other assets (including bulk liquid storage tanks and associated infrastructure (including common piping, dedicated piping, pumps, process equipment, and instrumentation for the storage, handling and movement of Specified Products), docks or rundown pipelines to or from the foregoing, in each case, with respect only to the renewable diesel biorefinery of the Company or a Guarantor located in Geismar, Louisiana), including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (16); provided that after giving effect to any such incurrence, the principal amount of all Indebtedness incurred pursuant to this clause (16) and then outstanding does not exceed $250.0 million;

(17)    cash management obligations and other Indebtedness in respect of overdraft protections, netting services, automatic clearinghouse arrangements, and similar arrangements in each case in connection with deposit accounts;

(18)    Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, holdback, adjustment of purchase price, earn out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness incurred or assumed in connection with such disposition shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and the Restricted Subsidiaries in connection with such disposition;

(19)    Indebtedness of the Company or any of the Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or Joint Venture in the ordinary course of business; and

(20)    any Restricted Subsidiary that is not a Guarantor may incur Indebtedness or issue shares of Disqualified Stock or preferred stock in excess of an amount including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred under this clause (20), not to exceed, after giving pro forma effect to such incurrence or issuance (including pro forma effect to the application of the net proceeds therefrom), the greater of $50.0 million and 3.25% of the Company’s Consolidated Net Tangible Assets at such time.

For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness (including Acquired Debt), Disqualified Stock or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (20) above, or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Company will be permitted to divide and classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness, Disqualified Stock or preferred stock in any manner that complies with this Section 4.09 (including in part pursuant to one or more clauses and/or in part pursuant to Section 4.09(a) hereof). Any Indebtedness under the Initial ABL Facility shall be considered incurred under Section 4.09(b)(1) hereof and may not be later classified or reclassified pursuant to Section 4.09(a) hereof.

(c)    The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09; provided that, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued. Further, the accounting reclassification of any obligation of the Company or any of its Restricted Subsidiaries as Indebtedness will not be deemed an incurrence of Indebtedness for purposes of this Section 4.09.

(d)    For purposes of determining any particular amount of Indebtedness, any guarantees, Liens or obligations with respect to letters of credit, in each case, supporting Indebtedness otherwise included in the determination of such particular amount, will not be included. In addition, notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that may be incurred pursuant to this Section 4.09 will not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.10    Asset Sales.

(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)    the Company (or a Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)    at least 75% of the aggregate consideration received by the Company and its Restricted Subsidiaries in the Asset Sale, together with all other Asset Sales since the date hereof (on a cumulative basis) is in the form of cash, Cash Equivalents or Replacement Assets. For purposes of this clause (2), each of the following will be deemed to be cash:

(a)

any liabilities (as shown on the Company’s or any Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto, or as would be shown on such balance sheet or footnotes if such liability was incurred subsequent to the date of such balance sheet), of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms contractually subordinated in right of payment to the Notes or any Guarantee) that (i) are assumed by the transferee of any such assets pursuant to an agreement that releases the Company or such Restricted Subsidiary from further liability, or (ii) are otherwise released, discharged or forgiven;

(b)

any securities, notes or other obligations received by the Company or any Restricted Subsidiary from such transferee that are, within 180 days after the Asset Sale, converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

(c)

any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at the time outstanding, not to exceed the greater of (x) $30.0 million and (y) 2.0% of the Company’s Consolidated Net Tangible Assets as of the date of the definitive agreement with respect to such Asset Sale, with the fair market value of each item of Designated Non-cash Consideration being measured as of the date of the definitive agreement with respect to such Asset Sale and without giving effect to subsequent changes in value; and

(3)    the Net Proceeds from any such Asset Sale of Notes Priority Collateral is paid directly by the purchaser thereof to the Collateral Trustee to be held in a Collateral Account for application in accordance with this Section 4.10.

(b)    Notwithstanding anything to the contrary in Section 4.10(a) hereof, the Company and its Restricted Subsidiaries will not be required to cause any Net Proceeds to be held in a Collateral Account in accordance with Section 4.10(a)(3) hereof except to the extent the aggregate Net Proceeds from all Asset Sales of Notes Priority Collateral that (x) are not held in a Collateral Account and (y) have not been previously applied in accordance with the provisions of the following paragraphs relating to the application of Net Proceeds from Asset Sales of Notes Priority Collateral, exceed $25.0 million.

(c)    Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any Restricted Subsidiary may apply such Net Proceeds at its option to any combination of the following:

(1)    to repay Cash Flow Obligations; provided that if the Company or any Restricted Subsidiary shall so repay any Cash Flow Obligations not consisting of Notes Obligations, the Company will equally and ratably reduce Cash Flow Obligations with respect to the Notes as provided under Section 3.07 through open-market purchases (provided that such purchases are not less than 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price not less than 100% of the principal amount thereof (provided that (i) such Cash Flow Obligations will be deemed repaid to the extent of the amount of any such offer, whether or not accepted by the holders of such Cash Flow Obligations, and (ii) if the holder of any Cash Flow Obligations declines the repayment of such Cash Flow Obligations owed to it from such Net Proceeds, such amount will be deemed repaid to the extent of the declined Net Proceeds); provided further, however, that to the extent such Net Proceeds constitute proceeds from the sale of (A) ABL Priority Collateral, such Net Proceeds may be applied to repay obligations under the ABL Credit Agreement, and (B) assets of a Restricted Subsidiary that is not a Guarantor, such Net Proceeds may be applied to repay Indebtedness of a Restricted Subsidiary that is not a Guarantor; or

(2)    to acquire all or substantially all of the properties or assets of a Person primarily engaged in a Permitted Business if, after giving effect to such acquisition, such Person is or becomes a Restricted Subsidiary of the Company;

(3)    to acquire any Capital Stock of a Person operating a Permitted Business if, after giving effect to such acquisition, such Person operating a Permitted Business is or becomes a Restricted Subsidiary of the Company;

(4)    to make capital expenditures in respect of the Company’s or its Restricted Subsidiaries’ Permitted Business or make an Investment in Replacement Assets; or

(5)    to acquire other assets that are used or useful in a Permitted Business or make an Investment in assets that will be used or useful in the Company’s or any Restricted Subsidiary’s business.

The requirement of clause (2), (3), (4) or (5) of this Section 4.10(c) shall be deemed to be satisfied if a bona fide binding contract committing to make the acquisition, purchase, Investment or expenditure referred to therein is entered into by the Company (or any of its Restricted Subsidiaries with a Person other than an Affiliate of the Company) within the time period specified in this Section 4.10(c) and such Net Proceeds are subsequently applied in accordance with such contract within 180 days following the date such agreement is entered into. Pending the final application of any such Net Proceeds, the Company may utilize such Net Proceeds in any manner that is not prohibited by this Indenture.

(d)    Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section Section 4.10(c) hereof will constitute “Excess Proceeds” (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes as described in Sections 4.10(c)(1) hereof shall be deemed to have been invested whether or not such offer is accepted).

(e)    Within 10 Business Days after the aggregate amount of Excess Proceeds exceeds $25.0 million (or, at the Company’s option, on any earlier date or for any lesser amount), the Company will make an offer (an “Asset Sale Offer”) in accordance with the procedures of Section 3.09 to all Holders, and all holders of other Cash Flow Obligations containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets, to purchase, prepay or redeem the maximum principal amount of Notes and such other Cash Flow Obligations (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to, but not including, the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash. If any Excess Proceeds remain after the consummation of an Asset Sale Offer, the Company or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other Cash Flow Obligations tendered in such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and the Trustee or agent for such other Cash Flow Obligations shall select such Cash Flow Obligations to be purchased on a pro rata basis (except that any Notes represented by a Note in global form will be selected by such method as DTC or its nominee or successor may require or, where such nominee or successor is the Trustee, a method that most nearly approximates pro rata selection) but with such adjustments as necessary so that no Notes or other Cash Flow Obligations is purchased in part in an unauthorized denomination. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(f)    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with Section 3.09 hereof or this Section 4.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 hereof or this Section 4.10 by virtue of such compliance.

Section 4.11    Transactions with Affiliates.

(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company in an amount in excess of $15.0 million (each, an “Affiliate Transaction”), unless:

(1)    the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, the Company must obtain a Board Resolution of the Company certifying that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Company.

(b)    The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

(1)     any employment, equity award, equity option or equity appreciation agreement or plan, or any consulting, service or termination agreement, or any customary indemnification arrangement or agreement, entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business, and any payments or other awards made pursuant to any of the foregoing;

(2)    transactions between or among any of the Company and its Restricted Subsidiaries or transactions between or among Restricted Subsidiaries;

(3)    transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or indirectly, an Equity Interest in, or controls, such Person;

(4)    transactions effected in accordance with the terms of the agreements in effect on the date hereof, and any amendment or replacement of any of such agreements so long as such amendment or replacement agreement is, in the reasonable good faith judgment of an officer of the Company, not materially more disadvantageous to the Company and its Restricted Subsidiaries than the agreement so amended or replaced as reasonably determined by the Company;

(5)    customary compensation, indemnification and other benefits made available to current, former and future officers, directors, employees or consultants of the Company or a Restricted Subsidiary or Affiliate of the Company, including reimbursement or advancement of out-of-pocket expenses and provisions of officer’s and directors’ liability insurance;

(6)    sales of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company and any agreement that provides customary registration rights to the equity holders of the Company or any direct or indirect parent of the Company and the performance of such agreements;

(7)    Restricted Payments that do not violate Section 4.07 hereof (including any payments that are excluded from the definition of Restricted Payment and Restricted Investment) or Permitted Investments;

(8)    in the case of contracts for the purchase or sale of Specified Products or activities or services reasonably related thereto, or other operational contracts, any such contracts that are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by the Company or any of its Restricted Subsidiaries with third parties or otherwise on terms not materially less favorable to the Company and its Restricted Subsidiaries taken as a whole than those that would be available in a transaction with an unrelated third party in the reasonable determination of the Board of Directors of the Company or the senior management thereof;

(9)    any guarantee by any direct or indirect parent of the Company of Indebtedness or other obligations of the Company or any Restricted Subsidiary (which Indebtedness or obligation is not prohibited hereunder);

(10)    transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Company or any of the Company’s Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(11)    transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services in the ordinary course of business on terms not materially less favorable as might reasonably have been obtained at such time from a Person that is not an Affiliate of the Company, as determined in good faith by the Company;

(12)    transactions or agreements in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an independent financial advisor stating that such transaction or agreement is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 4.11(a)(1) hereof;

(13)    any contribution to the equity capital of the Company or any Restricted Subsidiary;

(14)    any transaction with any Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction;

(15)    any transaction related to the Equity Interests of any Unrestricted Subsidiary;

(16)    payments by the Company (or any other direct or indirect parent of the Company) or any of its Restricted Subsidiaries pursuant to any tax sharing, allocation or similar agreement; and

(17)    transactions permitted by, and complying with, the provisions of Section 5.01 hereof.

Section 4.12    Liens.

The Company will not, and will not permit any of the Guarantors to, create, incur, assume or otherwise cause to become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness or Attributable Debt upon any of their property or assets, now owned or hereafter acquired, or upon any income or profits therefrom.

Section 4.13    Organizational Existence.

Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and the corporate, limited liability company, partnership or other existence of each of the Guarantors, in accordance with their respective organizational documents (as the same may be amended from time to time); provided, however, that the Company shall not be required to preserve any such corporate, limited liability company, partnership or other existence of any of its Restricted Subsidiaries, if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.

Section 4.14    Offer to Repurchase Upon Change of Control.

(a)    If a Change of Control occurs, each Holder will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in this Section 4.14. In the Change of Control Offer, the Company will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest on the Notes repurchased to, but not including, the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date.

(b)    No later than 30 days following any Change of Control (or prior to the Change of Control if a definitive agreement is in place for the Change of Control), the Company will send a notice to each Holder and the Trustee electronically or by first class mail or otherwise in accordance with the procedures of DTC describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes as of the Change of Control Settlement Date specified in the notice, which date will be no earlier than 30 days and no later than 90 days from the date such notice is given, pursuant to the procedures required by this Section 4.14 and described in such notice.

(c)    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of such compliance.

(d)     On or before the Change of Control Settlement Date, the Company will, to the extent lawful, accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer. Promptly thereafter on the Change of Control Settlement Date, the Company will:

(1)    deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(2)    deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(e)    The paying agent will promptly after the Change of Control Settlement Date mail or wire transfer to each Holder of Notes properly tendered and so accepted the Change of Control Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of DTC), and the Trustee will authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. Any Note so accepted for payment will cease to accrue interest on and after the Change of Control Settlement Date.

(f)    This Section 4.14 will be applicable whether or not any other provisions of this Indenture are applicable, except as set forth in Section 4.14(g) and Section 4.14(h) hereof.

(g)    The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this Section 4.14 applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, (2) a notice of redemption has been given for all of the Notes pursuant to pursuant to Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price, (3) in connection with or in contemplation of any Change of Control, the Company has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered in accordance with the terms of the Alternate Offer or (4) the Notes have been satisfied and discharged in accordance with Section 12.01 hereof.

(h)    Notwithstanding anything to the contrary contained herein, a Change of Control Offer or Alternate Offer may be made in advance of a Change of Control, subject to one or more conditions precedent, including but not limited to the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer or Alternate Offer is made. The closing date of any such Change of Control Offer made in advance of a Change of Control may be changed to conform to the actual closing date of the Change of Control; provided that such closing date is not earlier than 30 days nor later than 90 days from the date the Change of Control Offer notice is sent as set forth in Section 4.14(a) hereof.

(i)    In the event that in connection with any Change of Control Offer or Alternate Offer, Holders of not less than 90% of the aggregate principal amount of the outstanding Notes accept such Change of Control Offer or Alternate Offer and the Company (or any third party making such Change of Control Offer or Alternate Offer in lieu of the Company) purchases all of the Notes held by such Holders, the Company or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer or Alternate Offer, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Notes that remain outstanding, to, but not including, the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Section 4.15    Additional Guarantees.

If, after the date hereof, any Restricted Subsidiary of the Company that is not already a Guarantor guarantees any Material Indebtedness of the Company or any Guarantor, or any Restricted Subsidiary (other than any Excluded Subsidiary), if not then a Guarantor, incurs any Material Indebtedness under a Credit Facility, then in either case that Restricted Subsidiary will become a Guarantor by executing a supplemental indenture in substantially the form of Exhibit D hereto and delivering it to the Trustee within 30 days of the date on which it guaranteed or incurred such Indebtedness, as the case may be. Any such Guarantee shall be subject to release as set forth in Article 11. Any Excluded Subsidiary need not become a Guarantor hereunder so long as it remains an Excluded Subsidiary for purposes of this Indenture.

Section 4.16    Designation of Restricted and Unrestricted Subsidiaries.

(a)    The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated as an Unrestricted Subsidiary will be deemed to be either an Investment made as of the time of the designation that will reduce the amount available for Restricted Payments under Section 4.07(a) hereof or represent a Permitted Investment, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

(b)    The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

(c)    Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Company will be in default thereunder.

Section 4.17    [Reserved].

Section 4.18    Covenant Suspension.

(a)    If at any time (a) the rating assigned to the Notes by both S&P and Moody’s is an Investment Grade Rating (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Company, the Notes also receive the equivalent investment grade credit rating from another “nationally-recognized statistical rating organization” within the meaning of the Exchange Act and the rules and regulations thereunder selected by the Company as a replacement agency) and (b) no Default has occurred and is continuing hereunder, the Company and its Restricted Subsidiaries will no longer be subject to the following provisions of this Indenture (collectively, the “Suspended Covenants”):

(1)    Section 4.07 (“Restricted Payments”);

(2)    Section 4.08 (“Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”);

(3)    Section 4.09 (“Incurrence of Indebtedness and Issuance of Preferred Stock”);

(4)    Section 4.10 (“Asset Sales”);

(5)    Section 4.11 (“Transactions with Affiliates”);

(6)    Section 4.16 (“Designation of Restricted and Unrestricted Subsidiaries”); and

(7)    Section 5.01(a)(4) (Clause (4) of paragraph (a) of “Merger, Consolidation or Sale of Assets”).

(b)    After the foregoing covenants have been suspended, the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the definition of Unrestricted Subsidiary.

(c)    Thereafter, if either S&P or Moody’s (or such other replacement agency) downgrades the ratings assigned to the Notes below the Investment Grade Rating, the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, subject to the terms, conditions and obligations set forth in this Indenture (each such date of reinstatement being the “Reinstatement Date”); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist or have occurred hereunder, the Notes or the Guarantees with respect to the foregoing suspended covenants based on, and neither the Company nor any Restricted Subsidiary or Guarantor shall bear any liability for, any actions taken or events occurring during the period the foregoing covenants were suspended, or any actions taken at any time pursuant to any contractual obligation arising prior to the date the foregoing covenants were reinstated, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period.

(d)    On the date the foregoing covenants are reinstated, (1) all Indebtedness incurred during the suspension period will be deemed to have been outstanding on the date hereof, so that it is classified as permitted under Section 4.09(b)(2) hereof, (2) all Liens, Investments, affiliate transactions and consensual encumbrances or restrictions in existence at such time will be deemed to have been outstanding or existing on the date hereof and (3) the unutilized Excess Proceeds amount will be reset to zero. Compliance with the Suspended Covenants with respect to Restricted Payments made after the Reinstatement Date will be calculated in accordance with the terms of Section 4.07 hereof as though such covenant had not been in effect during the entire period of time that the covenants were suspended and no Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended.

(e)    For purposes of Section 4.11 hereof, all agreements and arrangements entered into by the Company or any Restricted Subsidiary with an Affiliate of the Company after the covenants have been suspended but prior to the Reinstatement Date will be deemed to have been entered into prior to the date hereof and permitted by Section 4.11(b)(4) hereof, and for purposes of Section 4.08 hereof, all contracts entered into after the covenants have been suspended but prior to the Reinstatement Date that contain any of the restrictions contemplated by such covenant will be deemed to have been existing on the date hereof. As a result, during any period in which the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants, the Holders will be entitled to substantially reduced covenant protection. The Company will provide the Trustee with an Officer’s Certificate stating that covenants have been suspended or reinstated.

ARTICLE 5

SUCCESSORS

Section 5.01    Merger, Consolidation or Sale of Assets.

(a)    The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the survivor); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets taken as a whole, in one or more related transactions, to another Person, unless:

(1)    either: (a) the Company is the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States or any state of the United States or the District of Columbia;

(2)    the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes, this Indenture and the Security Documents pursuant to a supplement to this Indenture or other agreement expressly assuming such obligations in form reasonably satisfactory to the Trustee;

(3)    immediately after giving effect to such transaction, no Default or Event of Default exists;

(4)    either:

(a)    the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof; or

(b)    immediately after giving effect to such transaction and any related financing transactions on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, will be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately before such transactions; and

(5)    the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with this Indenture.

(b)    Section 5.01(a) hereof will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of Capital Stock, properties or assets between or among the Company and its Restricted Subsidiaries. Notwithstanding the restrictions set forth in Section 5.01(a)(4) hereof, any Restricted Subsidiary may consolidate with, merge into or dispose of all or part of its properties and assets to the Company or any Restricted Subsidiary and the Company may merge with an Affiliate of the Company solely for the purpose of reorganizing the Company in a state of the United States or the District of Columbia or for the sole purpose of forming or collapsing a holding company structure, in each case, without complying with Section 5.01(a)(4) hereof in connection with any such consolidation, merger or disposition.

Section 5.02    Successor Issuer Substituted.

Upon any consolidation or merger in which the Company is not the surviving entity or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company, in each case, in accordance with Section 5.01 hereof, the surviving entity formed by such consolidation into or with which the Company is merged or the entity to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such surviving entity had been named as the Company in this Indenture, and thereafter (except in the case of a lease of all or substantially all of the Company’s assets), the Company will be relieved of all obligations and covenants under this Indenture and the Notes.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01    Events of Default.

(a)    Each of the following is an “Event of Default”:

(1)    default for 30 consecutive days in the payment when due of interest on the Notes;

(2)    default in payment when due of the principal of, or premium, if any, on the Notes;

(3)    failure by the Company to comply with the provisions of Section 4.14 or Section 5.01 hereof;

(4)    failure by the Company for 180 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with the provisions of Section 4.03 hereof;

(5)    failure by the Company for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of their other agreements herein;

(6)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of the Company’s Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of the Company’s Restricted Subsidiaries), other than, in each case, Indebtedness owing to the Company or any of its Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the date hereof, if that default:

(a)    is caused by a failure to make any payment when due at the final maturity of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b)    results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $30.0 million or more; provided, however, that if, prior to any acceleration of the Notes, any such Payment Default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 10 Business Days from the continuation of such Payment Default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(7)    failure by the Company or any Significant Subsidiary of the Company or group of Restricted Subsidiaries of the Company that taken together (determined as of the most recent consolidated financial statements of the Company for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary of the Company to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $30.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed for a period of 60 days after such judgments have become final;

(8)    the occurrence of any of the following:

(a)    except as permitted by this Indenture or the relevant Security Documents, any Security Document ceases for any reason to be fully enforceable in any material respect; provided that it will not be an Event of Default under this Section 6.01(a)(8)(a) if the sole result of the failure of one or more Security Documents to be fully enforceable in any material respect is that any Lien purported to be granted under such Security Documents on Collateral, individually or in the aggregate, having a fair market value of not more than $30.0 million ceases to be an enforceable and perfected Lien, subject only to Permitted Liens;

(b)    except as permitted herein or by the relevant Security Documents, any Lien for the benefit of the Holders of the Notes purported to be granted under any Security Document on Collateral, individually or in the aggregate, having a fair market value in excess of $30.0 million ceases to be an enforceable and perfected Lien in any material respect, subject only to Permitted Liens, and such condition continues for 60 days after written notice by the Trustee or the Collateral Trustee (after the Trustee or Collateral Trustee has received written notice of such cessation from the holders of 25% or more of the aggregate principal amount of the Notes outstanding) of failure to comply with such requirement; provided that it will not be an Event of Default under this Section 6.01(a)(8)(b) if such condition results from the action or inaction of the Trustee or the Collateral Trustee; or

(c)    the Company or any Restricted Subsidiary of the Company, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any material obligation of the Company or such Restricted Subsidiary set forth in or arising under any Security Document for the benefit of the Holders of the Notes;

(9)    the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together (determined as of the most recent consolidated financial statements of the Company for a fiscal quarter end provided as required under Section 4.03 hereof), would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(a)    commences a voluntary case,

(b)    consents to the entry of an order for relief against it in an involuntary case,

(c)    consents to the appointment of a custodian of it or for all or substantially all of its property,

(d)    makes a general assignment for the benefit of its creditors, or

(e)    generally is not paying its debts as they become due; or

(10)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)    is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(b)    appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together (determined as of the most recent consolidated financial statements of the Company for a fiscal quarter end provided as required under Section 4.03 hereof), would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or

(c)    orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02    Acceleration.

(a)    In the case of an Event of Default arising from events specified in Sections 6.01(a)(9) or 6.01(a)(10) hereof, with respect to the Company, any Significant Subsidiary of the Company or any group of the Company’s Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of the Company, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company specifying the Event of Default.

(b)    Holders of the Notes may not enforce this Indenture or the Notes except as provided in this Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct in writing the Trustee in its exercise of any trust or power. If a Default or Event of Default occurs and is continuing and is actually known to the Trustee, the Trustee must send to each Holder notice of the Default or Event of Default within 90 days after it occurs. The Trustee, however, may withhold notice of any continuing Default or Event of Default from Holders of the Notes if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, the Notes. In addition, the Trustee shall have no obligation to accelerate the Notes if in the judgment of the Trustee acceleration is not in the interest of the Holders of the Notes.

Section 6.03    Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, or interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04    Waiver of Past Defaults and Rescission of Acceleration.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all the Holders of Notes, rescind an acceleration of the maturity of the Notes or waive an existing Default or Event of Default and their respective consequences under this Indenture except a continuing Default or Event of Default in the payment of principal of, or premium or interest, if any, on, the Notes (including in connection with an offer to purchase). Upon any such waiver or rescission, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver or rescission shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05    Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct in writing the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such directions are unduly prejudicial to such Holders) or that may involve the Trustee in personal liability.

Section 6.06    Limitation on Suits.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1)    such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)    Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3)    such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)    the Trustee does not comply with such request within 60 days after receipt of the request and the offer, or provision if requested, of security or indemnity; and

(5)    during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.07    Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium on, if any, or interest, if any, on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 6.08    Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or Section 6.01(a)(2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium on, if any, and interest, if any, remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09    Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10    Priorities.

Subject to the provisions contained in the ABL Intercreditor Agreement and the Collateral Trust Agreement, if the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First:    to the Trustee (acting in any capacity hereunder), any Agent, their respective agents and attorneys for amounts due under Section 7.06 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:    to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, if any, respectively; and

Third:    to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11    Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01    Duties of Trustee.

(a)    If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)    Except during the continuance of an Event of Default:

(1)    the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)    in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform on their face to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)    The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(1)    this clause (c) does not limit the effect of Section 7.01(b);

(2)    the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(3)    the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b), and (c) of this Section 7.01.

(e)    No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights or powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security or indemnity satisfactory to it against any loss, liability or expense.

(f)    The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee shall be held un-invested and need not be segregated from other funds except to the extent required by law.

Section 7.02    Rights of Trustee.

(a)    The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any document or order believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)    Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)    The Trustee may act through its attorneys and agents and will not be responsible for the acts or omissions of any agent appointed with due care.

(d)    The Trustee will not be liable for any action it takes or omits to take in good faith pursuant to this Indenture.

(e)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(f)    The Trustee shall be entitled to request and receive written instructions from the Company and shall have no responsibility or liability for any losses or damages of any nature that may arise from any action taken or not taken by the Trustee in accordance with the written direction of the Company.

(g)    The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(h)    No permissive right of the Trustee established in this Indenture shall be construed as a duty.

(i)    The Trustee may employ or retain accountants, appraisers or other experts or advisers as it may reasonably require for purposes of determining and discharging its rights and duties hereunder and shall not be responsible for any misconduct on the party of any of them.

(j)    In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k)     The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(l)     The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(m)     The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture (i.e. an Incumbency Certificate).

(n)     The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(o)     The Trustee and the Collateral Trustee shall not be bound to make any investigation into (i) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, any other Notes Documents or in any Security Documents, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture, the other Notes Documents, the Security Documents or any other agreement, instrument or document, (iii) the creation, perfection or priority of any Lien purported to be created by the Security Documents, (iv) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in any Notes Documents or Security Documents, other than, subject to the terms of the Collateral Trust Agreement, the Collateral Trustee shall confirm receipt of items expressly required to be delivered to the Collateral Trustee.

(p)    The provisions of this Section 7.02 shall survive satisfaction and discharge or the termination, for any reason, of this Indenture and the resignation and/or removal of the Trustee or Collateral Trustee and the rights, protections and indemnities afforded the Trustee under this Indenture shall also apply to the Collateral Trustee.

Section 7.03    Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties.

Section 7.04    Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05    Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is actually known to the Trustee, the Trustee will send to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, or premium or interest, if any, on, any Note, the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06    Compensation and Indemnity.

(a)    The Company will pay to the Trustee (acting in any capacity hereunder), as agreed to in writing from time to time, compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services as agreed to in writing by the parties. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b)    The Company and the Guarantors, jointly and severally, will indemnify the Trustee (acting in any capacity hereunder) including its officers, directors, employees, counsels and agents, for and hold each of them harmless against any and all losses, damages, liabilities, actions, suits, fees or expenses (including reasonable attorneys’ fees and expenses) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses (including reasonable attorneys’ fees) of enforcing this Indenture against the Company and the Guarantors (including this Section 7.06) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, damage, liability, fees or expense may be attributable to its gross negligence or willful misconduct as finally adjudicated by a court of competent jurisdiction. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. The Company or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c)    The obligations of the Company and the Guarantors under this Section 7.06 will survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee or the Collateral Trustee.

(d)    To secure the Company’s and the Guarantors’ payment obligations in this Section 7.06, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium or interest, if any, on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee or the Collateral Trustee.

(e)    When the Trustee incurs expenses or renders services after an Event of Default specified in clause (9) or (10) of Section 6.01(a) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.07    Replacement of Trustee.

(a)    A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07.

(b)    The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company not less than thirty (30) days prior to the effective date of such resignation. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing not less than thirty (30) days prior to the effective date of such removal. The Company may remove the Trustee if:

(1)    the Trustee fails to comply with Section 7.09 hereof;

(2)    the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)    a custodian or public officer takes charge of the Trustee or its property; or

(4)    the Trustee becomes incapable of acting.

(c)    If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may, at the Company’s expense, appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d)    If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, at the Company’s expense, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e)    If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)    A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Company’s obligations under Section 7.06 hereof will continue for the benefit of the retiring Trustee. The retiring or removed Trustee shall have no responsibility or liability for the action or inaction of any successor Trustee.

Section 7.08    Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the successor corporation or national banking association shall become the successor Trustee without the execution or filing of any instrument or paper or the performance of any further act.

Section 7.09    Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation or national banking association organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01    Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at any time, at its option, evidenced by a Board Resolution, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02    Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Guarantees) and cure all then existing Events of Default on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Guarantees and this Indenture and to have cured all then outstanding Events of Default (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)    the rights of Holders of outstanding Notes to receive payments in respect of the principal of, and interest or premium, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2)    the Company’s obligations with respect to such Notes under Sections 2.06, 2.07, 2.10 and 4.02 hereof;

(3)    the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith;

(4)    this Article 8; and

(5)    Section 3.07 hereof, to the extent that such Legal Defeasance is to be effected together with a redemption.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of the option under Section 8.03 hereof.

Section 8.03    Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13 (but only to the extent such Section relates to the preservation of the existence of any Guarantor), 4.14, 4.15 and 4.16 hereof and Section 5.01(a)(4) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(a)(3) through 6.01(a)(8) hereof will not constitute Events of Default.

Section 8.04    Conditions to Legal or Covenant Defeasance.

(a)    In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1)    the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally-recognized investment banking firm, appraisal firm or firm of independent public accountants (solely in the case of amounts including non-callable Government Securities), to pay the principal of, and interest and premium and interest, if any, on, the outstanding Notes on the date of fixed maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to the date of fixed maturity or to a particular redemption date;

(2)    in the case of an election under Section 8.02 hereof, the Company must deliver to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions:

(A)    the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B)    since the date of this Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)    in the case of an election under Section 8.03 hereof, the Company must deliver to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)    no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(5)    such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the Notes Documents) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound (other than that resulting with respect to any Indebtedness being defeased from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to such Indebtedness, and the granting of Liens in connection therewith);

(6)    the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7)    the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

(b)    Upon a Legal Defeasance or Covenant Defeasance in accordance with this Article 8 the Collateral will be released from the Liens securing the Notes, each Guarantor will be released and relieved from its Guarantee.

Section 8.05    Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 which, in the opinion of a nationally-recognized firm of independent public accountants, a nationally-recognized investment bank or a nationally-recognized appraisal or valuation firm, expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06    Repayment to Company.

Subject to any applicable laws relating to abandoned property, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium on or interest, if any, on, any Note and remaining unclaimed for two years after such principal, premium or interest, if any, has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease.

Section 8.07    Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, on, or interest, if any, on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01    Without Consent of Holders of Notes.

Notwithstanding Section 9.02 hereof, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes, the Guarantees or, subject to the terms of the Collateral Trust Agreement, the Security Documents related to the Notes:

(1)    to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)    to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)    to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s properties or assets;

(4)    to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights hereunder of any such Holder taken as a whole in any material respect;

(5)    to secure the Notes or the Guarantees pursuant to the requirements of Section 4.12 hereof;

(6)    to provide for the issuance of Additional Notes and related guarantees (and the grant of security for the benefit of the Additional Notes and related guarantees) in accordance with the limitations set forth herein;

(7)    to add any additional Guarantor or to evidence the release of any Guarantor from its Guarantee, in each case as provided herein;

(8)    to evidence or provide for the acceptance of appointment hereunder of a successor trustee or evidence and provide for a successor or replacement Collateral Trustee under the Security Documents;

(9)    to make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents or any release of Collateral that becomes effective as set forth herein or in any of the Security Documents;

(10)    to conform the text of this Indenture, the Guarantees, the Notes or any Security Document related to the Notes to any provision of the “Description of Notes” in the Offering Memorandum, as provided to the Trustee in an Officer’s Certificate;

(11)    to add additional secured parties to the extent Liens securing obligations held by such parties are permitted hereunder or under any of the Security Documents;

(12)    to mortgage, pledge, hypothecate or grant a security interest for the benefit of the Trustee and the Holders of the Notes as additional security for the payment and performance of the Company’s and any Guarantor’s obligations hereunder, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee or the Collateral Trustee in accordance with the terms of this Indenture or otherwise;

(13)    to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any agreement in accordance with the terms of this Indenture and the relevant Security Document;

(14)    to add covenants for the benefit of the Holders or surrender any right or power conferred upon the Company or any Guarantor;

(15)    to provide for the assumption by one or more successors of the obligations of any of the Guarantors under this Indenture and the Guarantees;

(16)    to make any change not adverse to the Holders of Notes in order to facilitate entry into an ABL Credit Agreement; and

(17)    to comply with the rules of any applicable securities depositary.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02    With Consent of Holders of Notes.

(a)    Except as provided below in this Section 9.02, the Company and the Trustee may amend or supplement this Indenture (including, without limitation, Sections 3.09, 4.10 and 4.14 hereof) and the Notes, the Guarantees and, subject to the terms of the Collateral Trust Agreement, the Security Documents with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest, if any, on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes, the Guarantees or, subject to the terms of the Collateral Trust Agreement, the Security Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

(b)    Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

(c)    It is not necessary for the consent of the Holders of Notes under this Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

(d)    After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will send to the Holders, or post on its website, a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to give such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture, the Notes, the Guarantees or, subject to the terms of the Collateral Trust Agreement, the Security Documents. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)    reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)    reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption or repurchase of the Notes (other than provisions relating to Section 3.09, Section 4.10 or Section 4.14 hereof) provided that any amendment to the notice requirements may be made with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes;

(3)    reduce the rate of or change the time for payment of interest on any Note (other than with respect to the minimum notice period required for any redemption made in accordance with the terms of this Indenture);

(4)    waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and a waiver of the payment default that resulted from such acceleration);

(5)    make any Note payable in currency other than that stated in the Notes;

(6)    make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes (other than as permitted in clause (7) below);

(7)    waive a redemption or repurchase payment with respect to any Note (other than a payment required by Section 3.09, Section 4.10 or Section 4.14 hereof);

(8)    release any Guarantor from any of its obligations under its Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(9)    make any change in the preceding amendment, supplement and waiver provisions of clauses (1) through (8) of this Section 9.02.

(e)    In addition, any amendment to, or waiver of, the provisions of this Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes will require the consent of the Holders of at least 66-2⁄3% in aggregate principal amount of the Notes then outstanding.

Section 9.03    [Reserved].

Section 9.04    Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 9.05    Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06    Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article 9, however, if the amendment or supplement adversely affects the rights, duties, liabilities or immunities of the Trustee, the Trustee shall be under no obligation to sign such amended or supplemental indenture. The Company may not sign an amended or supplemental indenture until the Board of Directors of the Company approves it. In executing any amended or supplemental indenture, the Trustee shall receive and (subject to Section 7.01 hereof) will be fully protected in conclusively relying upon, in addition to the documents required by Section 13.03 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such supplemental indenture is the legal, valid and binding obligation of the Company and any Guarantor or surviving Person, as applicable, enforceable against the Company and such Guarantor or surviving Person in accordance with its terms.

ARTICLE 10

COLLATERAL AND SECURITY

Section 10.01    The Collateral.

(a)    The Company and the Guarantors hereby confirm that the Collateral Trustee, and each Holder, by its acceptance of any Notes and the Guarantees thereof, irrevocably consents and agrees that, pursuant to the Collateral Trust Agreement and the Security Documents, the Collateral Trustee shall hold the Liens on the Collateral (directly or through co-trustees or agents) on behalf and for the benefit of the Holders of the Notes and the other Cash Flow Secured Parties, and the Trustee is hereby directed and authorized to (x) execute and deliver the Collateral Trust Agreement in its capacity as Trustee and (y) authorize and direct the Collateral Trustee to execute and deliver the Collateral Trust Agreement, the Security Agreement, the ABL Intercreditor Agreement, and the other Security Documents in its capacity as such. The Collateral Trustee shall have the privileges, powers and immunities as set forth in the Collateral Trust Agreement and the other Security Documents. From and after the date hereof, the due and punctual payment of the principal of, premium, if any, and interest on the Notes and the Guarantees thereof when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of the Notes and the Guarantees thereof and performance of all other obligations under this Indenture, including, without limitation, the obligations of the Company and the Guarantors set forth in Sections 7.06 and 8.05 hereof, and the Notes and the Guarantees thereof and the other Notes Obligations and the other Cash Flow Obligations shall be secured by (i) first priority Liens and security interests on the Notes Priority Collateral as and to the extent provided in the Security Documents and the ABL Intercreditor Agreement and (ii) by second priority Liens and security interests in the ABL Priority Collateral as and to the extent provided in the Security Documents and the ABL Intercreditor Agreement, which the Company and the Guarantors, as the case may be, have entered into prior to or simultaneously with the execution of this Indenture, and will be secured by all Security Documents hereafter delivered as required or permitted by this Indenture, the ABL Intercreditor Agreement and the Security Documents.

(b)    [Reserved]

(c)    Each Holder, by its acceptance of any Notes and the Guarantees thereof, irrevocably consents and agrees to the terms of the ABL Intercreditor Agreement, the Collateral Trust Agreement and the other Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms, agrees to the appointment of the Collateral Trustee pursuant to the Collateral Trust Agreement and authorizes and directs the Trustee to execute and deliver the Collateral Trust Agreement and perform its obligations and exercise its rights, powers and discretions thereunder in accordance therewith and to authorize and direct, on its behalf and that of the Holders, the Collateral Trustee to execute and deliver the Collateral Trust Agreement, the other Security Documents and the ABL Intercreditor Agreement and perform its obligations and exercise its rights, powers and discretions thereunder in accordance therewith.

(d)    The Trustee and each Holder, by accepting the Notes and the Guarantees thereof, acknowledge that, as more fully set forth in the ABL Intercreditor Agreement, the Collateral Trust Agreement and the other Security Documents, the Collateral as now or hereafter constituted shall be held for the benefit of all the Holders, the Collateral Trustee and the Trustee and the other Cash Flow Secured Parties, and that the Lien of the Security Documents in respect of the Collateral Trustee, for the benefit of the Trustee and the other Notes Secured Parties, the Holders and the other Cash Flow Secured Parties is subject to and qualified and limited in all respects by the ABL Intercreditor Agreement, the Collateral Trust Agreement and the other Security Documents and actions that may be taken thereunder.

Section 10.02    Maintenance of Collateral; Further Assurances.

(a)    The Company and the Guarantors shall maintain the Collateral that is material to the conduct of their respective businesses in good, and insurable operating order, condition and repair, ordinary wear and tear excepted. The Company and the Guarantors shall pay all real estate and other taxes (except such as are contested in good faith and by appropriate negotiations or proceedings), and maintain in full force and effect all material permits and insurance in amounts that insures against such losses and risks as are reasonable for the type and size of the business of the Company and the Guarantors as determined in good faith by an Officer of the Company, except, in each case, where the failure to effect such payment or maintain such permits or insurance coverages is not adverse in any material respect to the Holders or is not commercially available.

(b)    The Company and the Guarantors shall, at their sole expense, execute, file and record any and all further documents, financing statements, continuation statements, agreements and instruments, and take all further action that may be required under the Security Documents, or that the Collateral Trustee or the Trustee may reasonably request, in order to grant, create, preserve, continue, protect, perfect and maintain the validity and priority of the security interests and Liens created or intended to be created by the Security Documents in the Collateral.

(c)    Without limiting the foregoing or any other requirement set forth in the Security Documents, the Company and each Guarantor shall take all reasonably necessary actions as required by applicable law to maintain and pursue each application, to obtain the relevant registration and to maintain the registration of each of its material Patents, Trademarks and Copyrights (now or hereafter existing), including the filing of applications for renewal, affidavits of use, affidavits of noncontestability, except to the extent not prohibited hereby. It is understood that the materiality of the Patents, Trademarks and Copyrights may change over time as business or technology may change and Company in its reasonable judgment may abandon or decline to register such Patents, Trademarks and Copyrights which are either deemed immaterial or no longer deemed material to its business whether in scope, jurisdictional or geographical coverage, subject in each case to restrictions contained herein or in the Security Documents. Subject to the ABL Intercreditor Agreement, each of the Company and the Guarantors shall take such actions where it, in the exercise of its reasonable business judgment, determines that such action is appropriate, or if during the existence of an Event of Default, as the Holders shall deem appropriate (as directed to the Collateral Trustee) under the circumstances to protect such Guarantor’s material Patents, Trademarks or Copyrights.

Section 10.03    After-Acquired Property.

Subject to Section 10.05, and to the ABL Intercreditor Agreement, if the Company or any Guarantor acquires any property which is of a type constituting Collateral under the Security Documents (excluding, for the avoidance of doubt, any Excluded Assets), it may be required to execute and deliver, or cause to be executed and delivered, to the Collateral Trustee such documents, agreements and instruments, and will take or cause to be taken such further actions as are required under this Indenture or the Security Documents (including the filing and recording of financing statements, fixture filings, mortgages and other documents and such other actions or deliveries of the type required hereby, as applicable), to vest in the Collateral Trustee a perfected security interest (subject to Permitted Liens) in such after-acquired property and to have such after-acquired property included as part of the Collateral, and thereupon all provisions of the Security Documents and this Indenture relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect. The Collateral Trustee has no duty to monitor, and there can be no assurance that the Company will inform the Collateral Trustee of, the future acquisition of property that is of a type constituting Collateral. Accordingly, there can be no assurance that the actions required to properly perfect a security interest in any such after-acquired property will be taken. If any U.S. registered Intellectual Property (other than Excluded Assets) is acquired by the Company or any Restricted Subsidiary that is a Guarantor after the Issue Date, the Company will on an annual basis, within thirty (30) days after the anniversary of the Issue Date immediately following such acquisition, take, and cause each Restricted Subsidiary that is a Guarantor to take, such actions as shall be reasonably requested by the Collateral Trustee (or as directed in an Act of Parity Lien Debtholders (as defined in the Collateral Trust Agreement)) or are consistent with such actions as the Company and the Guarantors are required to take in connection with the initial issuance of the Notes to grant and perfect such Liens, including the execution and filing, at the Company’s cost, of Intellectual Property security agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable.

Section 10.04    Impairment of Security Interest.

Except to the extent otherwise permitted by the Security Documents, the Company will not, and the Company will not permit any of its Restricted Subsidiaries to, (i) take or omit to take any action which would materially adversely affect or impair the Liens in favor of the Collateral Trustee for the benefit of itself, the Trustee and the Holders, and the other Cash Flow Secured Parties with respect to the Collateral, (ii) grant to any Person, or permit any Person to retain (other than the Collateral Trustee), any Liens in the Collateral, other than Permitted Liens or (iii) enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person in a manner that conflicts with this Indenture, the Notes, the Guarantees or the Security Documents (but subject to the terms of the ABL Intercreditor Agreement as applicable). To the extent required by the Security Documents, the Company and each Guarantor will, at its sole cost and expense, execute and deliver all such agreements and instruments as are necessary, or as the Trustee or the Collateral Trustee reasonably requests, to more fully or accurately describe the assets and property intended to be Collateral or the Obligations intended to be secured by the Security Documents.

Section 10.05    Creation and Perfection of Certain Security Interests in the Collateral.

(a)    Within 90 days following the Issue Date (as such date may be extended to the extent the Company certifies to the Collateral Trustee that any such actions are not or cannot be completed within such timeframe as a result of the occurrence of the COVID-19 pandemic (including without limitation, as a result of any notary services being unavailable) after the use of commercially reasonable efforts to do so or without undue burden or expense or risk to human health),

(i)    the Company and the Guarantors shall execute and deliver to the Collateral Trustee the following documents, in each case in form and substance reasonably acceptable to the Collateral Trustee:

(1)    with respect to each of the Company’s and the Guarantors’ Deposit Accounts, Securities Accounts and Commodity Accounts (in each case as defined in the Security Agreements) (other than Excluded Accounts) in existence on the Issue Date, deposit account control agreements, securities account control agreements and commodity account control agreements, as applicable; and

(2)    with respect to the Intellectual Property of the Company and the Guarantors in existence on the Issue Date (other than any Excluded Assets), Intellectual Property security agreements, in suitable form for filing with the United States Patent and Trademark Office or the United States Copyright Office, as applicable.

(ii)    The Company shall deliver a stock certificate representing 65% of the Equity Interests in REG Canada, Inc. pledged pursuant to the Security Agreement, together with stock power executed in blank.

(b)    Within 90 days (as such date may be extended to the extent the Company certifies to the Collateral Trustee that any such actions are not or cannot be completed within such timeframe as a result of the occurrence of the COVID-19 pandemic (including without limitation, as a result of any notary services being unavailable) after the use of commercially reasonable efforts to do so or without undue burden or expense or risk to human health) after the Issue Date (with respect to any Mortgaged Property owned as of the Issue Date), or after the acquisition of any Material Real Property (with respect to each other Mortgaged Property), with respect to each Mortgaged Property the Collateral Trustee shall have received (i) counterparts of each Mortgage to be entered into with respect to each such Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording or filing in all filing or recording offices that may be necessary or determined desirable by the Collateral Trustee in order to create a valid and enforceable Lien subject to no other Liens except Permitted Liens, at the time of recordation thereof together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a Lien under applicable law, and such financing statements and any other instruments necessary to grant a mortgage Lien under the laws of any applicable jurisdiction, (ii) with respect to the Mortgage encumbering each such Mortgaged Property, opinions of counsel regarding the enforceability, due authorization, execution and delivery of the Mortgages and such other matters customarily covered in real estate counsel opinions in each jurisdiction where Mortgaged Properties are located and/or where the Company or Guarantor owning such Mortgaged Property is organized, as applicable, (iii) a policy or policies (or marked up title insurance commitment having the effect of a policy of title insurance) with respect to each Mortgaged Property in an amount not less than the (x) the book value of each Mortgaged Property owned as of the Issue Date, as reasonably determined by the Company without requirement of an appraisal or other third-party valuation and (y) purchase price paid for each Mortgage Property acquired by the Company or a Guarantor after the Issue Date, issued by a nationally recognized title insurance company (the “Title Company”) insuring the Lien of each Mortgage as a valid Lien on the Mortgaged Property, including any fixtures, described therein, free of any other Liens except Permitted Liens, together with customary endorsements, coinsurance and reinsurance which are available in the jurisdiction where the applicable Mortgaged Property is located and containing no exceptions to title other than Permitted Liens and other standard exceptions for a loan policy of the same value issued by such Title Company, and (iv) the most recent survey of each Mortgaged Property (including improvements, easements and other customary matters thereon) in the possession of the Company, for which all necessary fees (where applicable) have been paid with respect to each Mortgaged Property, which is (A) complying in all material respects with the minimum detail requirements of the American Land Title Association and the National Society of Professional Surveyors as such requirements are in effect on the date of preparation of such survey and (B) together with either (1) an updated survey certification in favor of the Collateral Trustee from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (2) an affidavit and/or indemnity from the Company or the applicable Guarantor, as the case may be, stating that to its knowledge there has been no change in the facts depicted in the survey, other than, in each case, changes that do not materially adversely affect the use by the Company or Guarantor, as applicable, of such Mortgaged Property for the Company or such Guarantor’s business as so conducted, or intended to be conducted, at such Mortgaged Property and in each case, in form sufficient for the Title Company to issue the insurance policy referred to in preceding clause (iii), to remove all standard survey exceptions from the title insurance policy relating to such Mortgaged Property and to provide reasonable and customary survey related endorsements and other similar coverages to the extent applicable to the Mortgaged Property in the applicable title policy.

(c)    Notwithstanding anything herein to the contrary and so long as such actions are not taken in connection with or required under another Credit Facility or other Indebtedness of the Company or a Guarantor, no perfection actions (including requirements to deliver landlord or other third-party lien waivers, estoppels and collateral access agreements) shall be required with respect to the Collateral other than (A) filings pursuant to the UCC in the office of the secretary of state (or similar central filing office) of the relevant state(s) and filings in the applicable real estate records with respect to Mortgaged Properties or any fixtures relating to Mortgaged Properties (in jurisdictions where the filing of Mortgages does not satisfy this requirement), (B) with respect to Intellectual Property, filings with the United States Patent and Trademark Office or the United States Copyright Office, (C) Mortgages in respect of fee owned real property (other than for the avoidance of doubt Excluded Assets), (D) delivery to the Collateral Trustee to be held in its possession of all Collateral consisting of promissory notes with an individual value greater than $5,000,000, and equity interest certificates of any pledged Equity Interests to the extent constituting certificated securities (together with any applicable stock transfer powers and allonges), and (E) entering into control agreements with respect to any pledged Equity Interests to the extent constituting uncertificated securities, Deposit Accounts, Securities Accounts and Commodity Accounts (for the avoidance of doubt except with respect to Excluded Accounts). No actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interests in any such assets. For the avoidance of doubt if such actions listed above are taken or required under another Credit Facility or other applicable Indebtedness, the Collateral Trustee may take such actions in its sole discretion (or shall take such actions as directed in an Act of Parity Lien Debtholders) subject to any applicable intercreditor agreement (including, the ABL Intercreditor Agreement) or applicable subordination agreement, terms or provisions.

Section 10.06    Release of Liens on the Collateral.

The Collateral Trustee’s Liens upon the Collateral will no longer secure the Notes or other Obligations outstanding under this Indenture (but may still secure any other Cash Flow Obligations), and the right of the Holders to the benefits and proceeds of the Collateral Trustee’s Liens on the Collateral will automatically and without the need for any further action by any Person (other than notice of such release to the Collateral Trustee, but the failure to deliver such notice shall not affect such release) terminate and be discharged:

(a)    upon satisfaction and discharge of this Indenture as set forth in Article 12;

(b)    upon a Legal Defeasance or Covenant Defeasance as set forth in Article 8;

(c)    upon payment in full in cash and discharge of all Notes outstanding hereunder and all other Notes Obligations that are outstanding, due and payable hereunder and the other Notes Documents at the time the Notes are paid in full in cash and discharged (other than contingent indemnity obligations for which no claim has been made);

(d)    as to any Collateral of the Company or a Guarantor that is sold, transferred or otherwise disposed of by the Company or any Guarantor to a Person that is not (either before or after such sale, transfer or disposition) the Company or a Guarantor in a transaction or other circumstance that does not violate Section 4.10 (other than the obligation to apply proceeds of such Asset Sale as provided in such provision) and is permitted (or not prohibited) by the Notes Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided that the Collateral Trustee’s Liens upon the Collateral will not be released if the sale or disposition is subject to the Section 5.01;

(e)    in whole or in part, with the consent of the Holders of the requisite percentage of Notes in accordance with Article 9;

(f)    with respect to the assets of any Guarantor, at the time that such Guarantor is released from its Guarantee pursuant to Section 11.05;

(g)    if and to the extent required by the provisions of the Collateral Trust Agreement or the provisions of the ABL Intercreditor Agreement;

(h)    if and to the extent any Collateral becomes an Excluded Asset; or

(i)    as ordered pursuant to applicable law under a final and nonappealable order or judgment of a court of competent jurisdiction.

Section 10.07    [Reserved]

ARTICLE 11

NOTE GUARANTEES

Section 11.01    Guarantee.

(a)    Subject to this Article 11, each of the Guarantors hereby, jointly and severally, fully and unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(1)     the principal of, and premium or interest, if any, on, the Notes will be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, or premium or interest, if any, on, the Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2)    in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)    The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c)    If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by any of them to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)    Each Guarantor agrees that it will not be entitled to enforce any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

Section 11.02    Limitation on Guarantor Liability.

Each Guarantor, and, by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance. Each Guarantor that makes a payment for distribution under its Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on the adjusted net assets of each Guarantor.

Section 11.03    Evidence of Guarantee.

Each Guarantor hereby agrees that its execution and delivery of this Indenture or, if applicable, any supplemental indenture substantially in the form of Exhibit D pursuant to Section 4.15 and this Section 11.03 shall evidence its Note Guarantee set forth in Section 11.01 without the need for notation on the Notes.

Section 11.04    Guarantors May Consolidate, etc., on Certain Terms.

(a)    A Guarantor may not sell, assign, transfer, convey or otherwise dispose of, in one or more related transactions, all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1)    immediately after giving effect to such transaction or series of transactions, no Default or Event of Default exists; and

(2)    either:

(a)    either (i) the Guarantor is the surviving Person or (ii) the Person acquiring the properties or assets in any such sale, assignment, transfer, conveyance or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes, pursuant to a supplemental indenture, all the obligations of that Guarantor under the Notes, this Indenture, the Security Documents and its Guarantee on terms set forth therein; or

(b)    such transaction complies with Section 4.10 hereof.

(b)    Notwithstanding the foregoing, any Guarantor may (i) merge with a Restricted Subsidiary of the Company or another Guarantor solely for the purpose of reincorporating the Guarantor in the United States, any state thereof or the District of Columbia or (ii) convert into a corporation, partnership, limited partnership, limited liability company or trust organized under the laws of the jurisdiction of organization of such Guarantor, in each case without regard to the requirements set forth in clause (1) of Section 11.04(a) hereof.

(c)    In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Guarantees had been issued at the date of the execution hereof.

Section 11.05    Guarantee Releases.

(a)    The Guarantee of a Guarantor will be released automatically and unconditionally without the need for any action by any party (other than notice of such release to the Trustee, but the failure to deliver such notice shall not affect such release):

(1)    in connection with any sale or other disposition of all or substantially all of the properties or assets of that Guarantor (including by way of merger, consolidation or otherwise) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition complies with Section 4.10 hereof;

(2)    in connection with any sale or other disposition of Capital Stock of that Guarantor (including by way of merger, consolidation or otherwise) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition complies with Section 4.10 hereof and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of the sale or other disposition;

(3)     if the Company designates such Guarantor as an Unrestricted Subsidiary in accordance with Section 4.16 hereof or such Guarantor becomes an Excluded Subsidiary;

(4)    upon Legal Defeasance or Covenant Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance with Article 12 hereof;

(5)    solely in the case of a Guarantee created pursuant to Section 4.15 hereof, upon the release or discharge of the guarantee which resulted in the creation of such Guarantee pursuant to such covenant, except a discharge or release of such guarantee by or as a result of payment under such guarantee (it being understood that a release subject to a contingent reinstatement is still a release);

(6)    upon the liquidation or dissolution of such Guarantor;

(7)    solely in the case of a Guarantee created pursuant to Section 4.15 as a result of such Guarantor incurring any Material Indebtedness under a Credit Facility, at such time as such Guarantor ceases to be an obligor with respect to any Material Indebtedness under a Credit Facility;

(8)    upon such Guarantor consolidating with, merging into or transferring all or substantially all of its properties or assets to the Company, another Guarantor or a Person that becomes a Guarantor; or

(9)    pursuant to Article 9.

(b)    Upon the release of a Guarantee in accordance with the terms of this Section 11.05, all Collateral owned by the released Guarantor will also be automatically released in accordance with the terms of Section 10.06.

(c)    Upon delivery by the Company to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that one or more Guarantees may be released under the terms of this Indenture, the Trustee will execute any documents reasonably requested in order to evidence the release of any Guarantor from its obligations under its Guarantee.

(d)    Any Guarantor not released from its obligations under its Guarantee as provided in this Section 11.05 will remain liable for the full amount of principal of, or premium or interest, if any, on, the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01     Satisfaction and Discharge.

(a)    This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder (except as to surviving rights of registration of transfer or exchange of the Notes and as otherwise specified herein), when:

(1)    either:

(a)    all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b)    all Notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise or are to be called for redemption within one year under arrangements satisfactory to the Trustee and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of fixed maturity or redemption;

(2)    no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound (other than any such default resulting from any borrowing of funds to be applied to make the deposit and any similar simultaneous deposit relating to other Indebtedness, and the granting of Liens in connection therewith);

(3)    the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(4)    the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at fixed maturity or the redemption date, as the case may be.

(b)    In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

(c)    Upon a satisfaction and discharge in accordance with this Article 12 the Collateral will be released from the Liens securing the Notes, each Guarantor will be released and relieved from its Guarantee.

(d)    Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to Section 12.01(a)(1)(b), the provisions of Sections 12.02 and 8.06 hereof will survive. In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.06 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 12.02     Application of Trust Money.

(a)    Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest, if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

(b)    If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Company has made any payment of principal of, premium on, if any, or interest, if any, on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 13

MISCELLANEOUS

Section 13.01     Relation to Trust Indenture Act.

This Indenture shall not be qualified under or otherwise subject to the TIA, except with respect to provisions of the TIA expressly referred to herein.

Section 13.02     Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested) or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

Renewable Energy Group, Inc.

416 South Bell Avenue

Ames, IA 50010

Attention: General Counsel

With a copy to:

Pillsbury Winthrop Shaw Pittman LLP

4 Embarcadero Ctr., 22nd Floor

San Francisco, California 94111

Attention: Justin Hovey

If to the Trustee:

UMB Bank, N.A.

5555 San Felipe Street, Suite 870

Houston, Texas 77056

Attention: Shazia Flores

The Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Notwithstanding anything herein to the contrary, where this Indenture provides for notice to Holders in any manner, such notice may be sent or transmitted to Holders in any manner that is in accordance with the then effective procedures of the Depositary and shall deemed sufficient giving of such notice for every purpose hereunder.

Section 13.03    Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(1)    an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.04 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)    an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.04 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.04     Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(1)    a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4)    a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.05    Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.06    No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, partner, employee, incorporator, member, manager or stockholder or other owner of Capital Stock of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, this Indenture, the Notes Documents or the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.07    Entire Agreement.

This Indenture, the exhibits hereto and the Notes Documents set forth the entire agreement and understanding of the parties related to this transaction and supersedes all prior agreements and understandings, oral or written.

Section 13.08    Governing Law.

THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTEES. EACH OF THE COMPANY, THE GUARANTORS, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 13.09    Jurisdiction.

The parties to this Indenture hereby (i) irrevocably submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan, The City of New York, (ii) waive any objection to laying of venue in any such action or proceeding in such courts, and (iii) waive any objection that such courts are an inconvenient forum or do not have jurisdiction over any party hereto.

Section 13.10    No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.11    Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.05 hereof.

Section 13.12    Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.13    Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or electronically including by PDF transmission shall constitute effective execution and delivery of this Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronically including by PDF transmission shall be deemed to be their original signatures for all purposes.

This Indenture and any certificate, agreement or other document to be signed in connection with this Indenture and the transactions contemplated hereby shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature; or (iii) in the case of this Indenture and any certificate, agreement or other document to be signed in connection with this Indenture and the transactions contemplated hereby, other than any Notes, any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the UCC (collectively, “Signature Law”). Each electronic signature (except in the case of any Notes) or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature (except in the case of any Notes), of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For avoidance of doubt, original manual signatures shall be used for authentication of any Notes by the Trustee and for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

Section 13.14    Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.15    Payment Date Other Than a Business Day.

If any payment with respect to any principal of, premium on, if any, or interest on any Note (including any payment to be made on any date fixed for redemption or purchase of any Note) is due on a day which is not a Business Day, then the payment need not be made on such date, but may be made on the next Business Day with the same force and effect as if made on such date, and no interest will accrue for the intervening period.

Section 13.16    Evidence of Action by Holders.

Whenever in this Indenture it is provided that the Holders of a specified percentage in aggregate principal amount of the Notes may take action (including the making of any demand or request, the giving of any direction, notice, consent or waiver or the taking of any other action) the fact that at the time of taking any such action the Holders of such specified percentage have joined therein may be evidenced (a) by any instrument or any number of instruments of similar tenor executed by Holders in person or by agent or proxy appointed in writing, (b) by the record of the Holders voting in favor thereof at any meeting of Holders duly called and held in accordance with procedures approved by the Trustee, (c) by a combination of such instrument or instruments and any such record of such a meeting of Holders or (d) in the case of Notes evidenced by a Global Note, by any electronic transmission or other message, whether or not in written format, that complies with the Depositary’s applicable procedures.

Section 13.17    Force Majeure.

In no event shall the Trustee or Collateral Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee or Collateral Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 13.18    U.S.A. PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee and the Collateral Trustee are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee or the Collateral Trustee. The parties to this Indenture agree that they will provide the Trustee and the Collateral Trustee with such information as they may reasonably request in order for them to satisfy the requirements of the U.S.A. PATRIOT Act.

[Signatures on following pages]

SIGNATURES

Dated as of May 20, 2021.

ISSUER:

RENEWABLE ENERGY GROUP, INC.

By:	/s/ Todd Robinson
Name: Todd Robinson
Title: Treasurer and Deputy Chief Financial Officer

GUARANTORS:

REG BIOFUELS, LLC
REG MARKETING & LOGISTICS GROUP, LLC
REG SERVICES GROUP, LLC
REG SYNTHETIC FUELS, LLC
REG LIFE SCIENCES, LLC
REG VENTURES, LLC
REG RALSTON, LLC
REG HOUSTON, LLC
REG DANVILLE, LLC
REG ALBERT LEA, LLC
REG NEWTON, LLC
REG SENECA, LLC
REG NEW BOSTON, LLC
REG MASON CITY, LLC
REG EMPORIA, LLC
REG CLOVIS, LLC
REG ATLANTA, LLC
REG OKEECHOBEE, LLC
REG GEISMAR, LLC
REG GRAYS HARBOR, LLC
REG MADISON, LLC
REG FEEDSTOCK, LLC
REG CAPITAL, LLC

By:	/s/ Todd Robinson
Name: Todd Robinson
Title: Treasurer

Signature Page to Indenture

TRUSTEE:

UMB BANK, N.A.

By:	/s/ Shazia Flores
Name: Shazia Flores
Title: Vice President

Signature Page to Indenture

EXHIBIT A

[FACE OF NOTE]

CUSIP/ISIN

5.875% SENIOR SECURED GREEN NOTES DUE 2028

No.	$

RENEWABLE ENERGY GROUP, INC.

promise to pay to Cede & Co. or registered assigns,

the principal sum of                                          DOLLARS on June 1, 2028.

Interest Payment Dates: June 1 and December 1

Record Dates: May 15 and November 15

Dated:

RENEWABLE ENERGY GROUP, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

UMB BANK, N.A., as Trustee

By:
Authorized Signatory

[BACK OF NOTE]

5.875% SENIOR SECURED GREEN NOTES DUE 2028

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)    INTEREST. Renewable Energy Group, Inc., a Delaware corporation (the “Company”), promises to pay or cause to be paid interest on the principal amount of this Note at 5.875% per annum from May 20, 2021 until maturity. The Company will pay interest semi-annually in arrears on June 1 and December 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be December 1, 2021. The Company will pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue principal at the rate then in effect to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2)    METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the May 15 or November 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Paying Agent and Registrar within the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, and interest on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3)    PAYING AGENT AND REGISTRAR. Initially, UMB Bank, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes. The Company or any of the Subsidiaries of the Company may act as Paying Agent or Registrar.

(4)    INDENTURE. The Company issued the Notes under an Indenture dated as of May 20, 2021 (the “Indenture”) among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Company limited to $550.0 million in aggregate principal amount in the case of the Initial Notes. Subject to compliance with Sections 4.09 and 4.12 thereof, the Indenture does not limit the aggregate principal amount of Additional Notes that may be issued thereunder.

(5)    OPTIONAL REDEMPTION.

(a)    At any time prior to June 1, 2024, the Company may on one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) at a redemption price equal to 105.875% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), with an amount equal to all or a portion of the net cash proceeds of one or more Equity Offerings, provided that:

(i)    at least 65% of the aggregate principal amount of the Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and

(ii)    the redemption occurs within 180 days of the date of the closing of such Equity Offering.

(b)    Prior to June 1, 2024, the Company may on one or more occasions redeem all or part of the Notes at a redemption price equal to:

(i)    the principal amount thereof; plus

(ii)    the Make Whole Premium at the redemption date; plus

(iii)    accrued and unpaid interest to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

(c)    The Company may redeem all (but not a portion of) the Notes when permitted by, and pursuant to the conditions in, Section 4.14(i) of the Indenture.

(d)    Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Company’s option prior to June 1, 2024.

(e)    On or after June 1, 2024, the Company may on one or more occasions redeem all or part of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest to, but not including, the applicable date of redemption (subject to the rights of Holders on the relevant record date to receive interest on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve month period beginning on June 1 of the years indicated below:

Year	Percentage
2024	102.938%
2025	101.469%
2026 and thereafter	100.000%

(6)    MANDATORY REDEMPTION. Except as set forth in paragraph 7 of this Note and Sections 3.09, 4.10 and 4.14 of the Indenture, the Company will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of the Holders.

(7)    REPURCHASE AT THE OPTION OF HOLDER.

(a)    If there is a Change of Control, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder of Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to, but not including, the date of settlement, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, the Company will send a notice to each Holder, with a copy to the Trustee, setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b)    If the Company or a Restricted Subsidiary of the Company consummates any Asset Sale, the Company may be required as set forth in the Indenture to apply Excess Proceeds to make an Asset Sale Offer to all Holders of Notes and all holders of Cash Flow Obligations containing provisions similar to those set forth in the Indenture with respect to offers to purchase. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(8)    NOTICE OF REDEMPTION. At least 30 days but not more than 60 days before a redemption date, the Company will send electronically, mail or cause to be mailed, by first class mail, or provide in accordance with the procedures of the Depositary, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 12 thereof. Notes and portions of Notes selected will be in amounts of $2,000 or integral multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased. Redemptions may be subject to one or more conditions.

(9)    DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date or tendered and not withdrawn in connection with a Change of Control Offer or Asset Sale Offer.

(10)    COLLATERAL. The Notes will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture, the Security Documents and the ABL Intercreditor Agreement. The Collateral Trustee holds the Collateral in trust for the benefit of itself, the Trustee and the Holders of the Notes pursuant to the Security Documents. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents and the ABL Intercreditor Agreement (including the provisions providing for the foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Trustee to enter into the Collateral Trust Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith and to authorize and direct the Collateral Trustee to enter into the Security Documents and the ABL Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith.

(11)    PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(12)    AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes, the Guarantees or, subject to the terms of the Collateral Trust Agreement, the Security Documents may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes, the Guarantees or, subject to the terms of the Collateral Trust Agreement, the Security Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder of Notes, the Indenture, the Notes, the Guarantees or, subject to the terms of the Collateral Trust Agreement, the Security Documents may be amended or supplemented as provided in the Indenture.

(13)    DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture.

(14)    TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(15)    NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, partner, employee, incorporator, member, manager or unitholder or other owner of Capital Stock of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture, the Notes Documents or the Guarantees, or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(16)    AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17)    ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18)    CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(19)    GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Renewable Energy Group, Inc.

416 South Bell Avenue

Ames, IA 50010

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

                                                                                      (Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                                                                                                   to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐ Section 4.10                         ☐ Section 4.14

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

[FORM OF CERTIFICATE OF TRANSFER]

Renewable Energy Group, Inc.

416 South Bell Avenue

Ames, IA 50010

Attention:   General Counsel

UMB Bank, N.A.

5555 San Felipe Street, Suite 870

Houston, Texas 77056

Attention: Shazia Flores

Re:	5.875% Senior Secured Green Notes due 2028

Reference is hereby made to the Indenture, dated as of May 20, 2021 (the “Indenture”), Renewable Energy Group, Inc., a Delaware corporation (the “Company”), the Guarantors party thereto and UMB Bank, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                    , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $         in such Note[s] or interests (the “Transfer”), to                      (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.     ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2.     ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act and (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3.     ☐ Check and complete if Transferee will take delivery of a beneficial interest in a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)    ☐    such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)    ☐    such Transfer is being effected to the Company or a subsidiary thereof;

or

(c)    ☐    such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4.     ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a)     ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)     ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)     ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.    The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)  ☐    a beneficial interest in the:

(i)     ☐    144A Global Note (CUSIP                 ), or

(ii)    ☐    Regulation S Global Note (CUSIP                 ), or

(b)  ☐    a Restricted Definitive Note.

2.    After the Transfer the Transferee will hold:

[CHECK ONE]

(a)  ☐    a beneficial interest in the:

(i)      ☐    144A Global Note (CUSIP                 ), or

(ii)     ☐    Regulation S Global Note (CUSIP                 ), or

(iii)    ☐    Unrestricted Global Note (CUSIP                 ); or

(b)  ☐    a Restricted Definitive Note; or

(c)  ☐    an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

[FORM OF CERTIFICATE OF EXCHANGE]

Renewable Energy Group, Inc.

416 South Bell Avenue

Ames, IA 50010

Attention:   General Counsel

UMB Bank, N.A.

5555 San Felipe Street, Suite 870

Houston, Texas 77056

Attention: Shazia Flores

Re:	5.875% Senior Secured Green Notes due 2028

CUSIP:

Reference is hereby made to the Indenture, dated as of May 20, 2021 (the “Indenture”), among Renewable Energy Group, Inc., a Delaware corporation (the “Company”), the Guarantors party thereto and UMB Bank, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                    , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $         in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.    Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note.

(a)     ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)     ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

C-1

(c)     ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)     ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.    Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a)     ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)     ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

C-2

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                     , among                      (the “Guaranteeing Subsidiary”), a subsidiary of Renewable Energy Group, Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and UMB Bank, N.A., as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of May 20, 2021, providing for the issuance of 5.875% Senior Secured Green Notes due 2028 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.    CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.    AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Guarantee and in the Indenture including but not limited to Article 11 thereof.

3.    NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, partner, employee, incorporator, member, manager or unitholder or other owner of Capital Stock of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, this Indenture, the Notes Documents or the Guarantees, or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

4.    NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

5.    COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

6.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7.    THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

[Signature pages follow]

D-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:                     ,

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

[RENEWABLE ENERGY GROUP, INC.]

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

[TRUSTEE], as Trustee

By:
Name:
Title:

D-3